UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒            Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐    Preliminary Proxy Statement
☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒    Definitive Proxy Statement
☐    Definitive Additional Materials
☐    Soliciting Material Pursuant to § 240.14a-12

American Assets Trust, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

April 8, 2022
Dear Fellow Stockholder:

On behalf of the Board of Directors of American Assets Trust, Inc., a Maryland corporation, I cordially invite you to attend our Annual Meeting of Stockholders on Tuesday, June 7, 2022, at Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, California 92121 at 9:00 a.m. (PDT).

The notice of meeting and Proxy Statement that follow describe the business we will consider at the meeting. We sincerely hope you will be able to attend the meeting. However, whether or not you are personally present, your vote is very important. We are pleased to offer multiple options for voting your shares. You may authorize a proxy to vote by telephone, via the Internet, by mail or in person as described beginning on page 3 of the Proxy Statement.

Thank you for your continued support of American Assets Trust, Inc.

    Sincerely yours,

    Ernest S. Rady
Chairman of the Board of Directors and Chief Executive Officer

American Assets Trust, Inc.
3420 Carmel Mountain Road, Suite 100
San Diego, California 92121
(858) 350-2600

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

Please join us for the 2022 Annual Meeting of Stockholders of American Assets Trust, Inc., a Maryland corporation. The meeting will be held at 9:00 a.m. (PDT), on Tuesday, June 7, 2022, at Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, California 92121.

At the 2022 Annual Meeting of Stockholders, our stockholders will consider and vote on the following matters:
(1)The election of five directors, each to serve until the next annual meeting of our stockholders and until his or her successor is duly elected and qualifies;
(2)The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
(3)An advisory vote on our executive compensation, as described in the accompanying Proxy Statement; and
(4)Any other business properly introduced at the Annual Meeting or any adjournment or postponement of the Annual Meeting.

The Proxy Statement more fully describes these proposals.

You must own shares of American Assets Trust, Inc. common stock at the close of business on April 1, 2022, the record date for the 2022 Annual Meeting of Stockholders, to attend and vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting. If you plan to attend, please bring a picture I.D., proof of COVID-19 vaccination, and, if your shares are held in “street name” (i.e., through a broker, bank or other nominee), a copy of a brokerage statement reflecting your stock ownership as of the close of business on April 1, 2022.

We are pleased to take advantage of the Securities and Exchange Commission rules allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process will expedite stockholders’ receipt of proxy materials, lower the costs and reduce the environmental impact of our annual meeting. We will send a full set of proxy materials or a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) on or about April 8, 2022, and provide access to our proxy materials over the Internet, beginning on April 8, 2022, for the holders of record and beneficial owners of our common stock as of the close of business on the record date. The Notice of Internet Availability instructs you on how to access and review the Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how you may submit your proxy over the Internet.

YOUR PROXY IS IMPORTANT TO US. Whether or not you plan to attend the annual meeting, please authorize your proxy as soon as possible to ensure that your shares will be represented at the annual meeting.

    By Order of the Board of Directors,

    Adam Wyll
President, Chief Operating Officer and Secretary
San Diego, California
April 8, 2022

This Proxy Statement and accompanying proxy card are available beginning April 8, 2022 in connection with the solicitation of proxies by the Board of Directors of American Assets Trust, Inc., for use at the 2022 Annual Meeting of Stockholders, which we may refer to alternatively as the “Annual Meeting.” We may refer to ourselves in this Proxy Statement alternatively as the “Company,” “we,” “us” or “our” and we may refer to our Board of Directors as the “Board.” A copy of our Annual Report to Stockholders for the 2021 fiscal year, including financial statements, is being sent simultaneously with this Proxy Statement to each stockholder.
Important Notice Regarding Availability of Proxy Materials For the Stockholder Meeting to be Held on June 7, 2022. The Notice of Annual Meeting of Stockholders, the Proxy Statement and our 2021 Annual Report are available at https://materials.proxyvote.com/024013.

i

PROXY STATEMENT
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why am I receiving these materials? Our Board is making these materials available to you over the Internet or by delivering paper copies to you by mail in connection with American Assets Trust, Inc.'s Annual Meeting of Stockholders. As a stockholder, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide under Securities and Exchange Commission, or SEC, rules and is designed to assist you in voting your shares.

Where and when is the Annual Meeting? The Annual Meeting will be held at 9:00 a.m. (PDT) on Tuesday, June 7, 2022 at Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, California 92121.

What is the purpose of the Annual Meeting of Stockholders? At the Annual Meeting, stockholders will vote upon matters described in the Notice of Annual Meeting and this Proxy Statement, including the election of directors, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm and an advisory resolution to approve our executive compensation for the fiscal year ended December 31, 2021. In addition, once the business of the Annual Meeting is concluded, members of management will respond to questions raised by stockholders, if any, as time permits.

Who can attend the Annual Meeting? All of our stockholders as of the close of business on April 1, 2022, the record date for the Annual Meeting, or individuals holding their duly appointed proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Authorizing a proxy in response to this solicitation will not affect a stockholder's right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of April 1, 2022, as well as proof of COVID-19 vaccination, to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

a.the election of five directors;
b.the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022;
c.an advisory vote on our executive compensation; and
d.any other business properly introduced at the Annual Meeting.

What are the Board's recommendations? The Board recommends a vote:

•for the election of each nominee named in this Proxy Statement (see Proposal No. 1);
•for ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022 (see Proposal No. 2); and
•for the approval of our executive compensation (see Proposal No. 3).

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

Who may vote? You may vote if you owned shares of our common stock at the close of business on April 1, 2022, which is the record date for the Annual Meeting. You are entitled to cast one vote in the election of directors for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date. As of April 1, 2022, we had 60,522,043 shares of common stock outstanding.

Who counts the votes? An individual authorized by our bylaws will tabulate the votes and will act as the inspector of the election.

Is my vote confidential? Yes, your proxy card, ballot, and voting records will not be disclosed to us unless applicable law requires disclosure, you request disclosure, or your vote is cast in a contested election (which is not applicable in 2022). If you write comments on your proxy card, your comments will be provided to us, but how you voted will remain confidential.

What is a quorum for the Annual Meeting? The presence in person or by proxy of stockholders entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting will constitute a quorum at the Annual Meeting. No business may be conducted at the Annual Meeting if a quorum is not present.

If a quorum is not present at the Annual Meeting, the chairperson of the meeting may adjourn the Annual Meeting to another date, time or place, not later than 120 days after the original record date of April 1, 2022 without notice other than announcement at the meeting. We may also postpone the Annual Meeting to a date that is not later than 120 days after the original record date or cancel the Annual Meeting by making a public announcement of the postponement or cancellation before the time scheduled for the Annual Meeting.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of all the votes cast in the election of directors.

To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (Proposal No. 2) and adopt the advisory vote on executive compensation (Proposal No. 3), the affirmative vote of a majority of the votes cast on the proposal is required.

If you are a stockholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying a choice on any given matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board's recommendation on that matter.

If you are a stockholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange, or NYSE, your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. A “broker non-vote” results when a broker, bank or other nominee properly executes and returns a proxy but indicates that the nominee is not voting with respect to a particular matter because the nominee has not received voting instructions from the beneficial owner. A broker non-vote is not considered a vote cast on a proposal; however, stockholders delivering a properly-executed broker non-vote will be counted as present for purposes of determining whether a quorum is present.

If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law:
•With respect to Proposal No. 1 (Election of Directors), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the election of directors.
•With respect to Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm), your broker, bank or other nominee is entitled to vote your shares on this matter if no instructions are received from you.
•With respect to Proposal No. 3 (Advisory Vote on Executive Compensation), your broker, bank or other nominee is not entitled to vote your shares on this matter if no instructions are received from you. Broker non-votes will have no effect on the result of the vote on Proposal No. 3.

Because an abstention is not a vote cast, if you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting. However, you will still be counted as present for purposes of determining whether a quorum is present.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held in your name, there are three ways for you to authorize a proxy:

•If you received a paper copy of the proxy materials by mail, sign and mail the proxy card in the enclosed return envelope;
•Call 1-800-690-6903; or
•Log on to the Internet at https://materials.proxyvote.com/024013 and follow the instructions at that site. The website address for authorizing a proxy by Internet is also provided on your Notice of Internet Availability.

Telephone and Internet proxy authorizations will close at 11:59 p.m. (EDT) on June 6, 2022. Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares of common stock: FOR all of the nominees for director named in this Proxy Statement; FOR the ratification of Ernst & Young LLP as our independent registered public accounting firm; and FOR the advisory resolution to approve our executive compensation.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Even if you plan to attend the Annual Meeting, we recommend that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

•Filing written notice of revocation before or at our Annual Meeting with our Secretary, at the address shown on the front of this Proxy Statement;
•Signing a proxy bearing a later date; or
•Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

What happens if additional matters are presented at the Annual Meeting? Other than the three proposals described in this Proxy Statement, we are not aware of any business that may properly be brought before the Annual Meeting. If any other matters are properly introduced for a vote at the Annual Meeting and if you properly authorize a proxy, the persons named as proxy holders will vote in their discretion on any such additional matters. As of the date of this Proxy Statement, our Board is not aware of any other individual who may properly be nominated for election as a director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director. If any nominee named in this Proxy Statement is unwilling or unable to serve as a director, our Board may nominate another individual for election as a director at the Annual Meeting, and the persons named as proxy holders will vote for the election of any substitute nominee.

Who pays for this proxy solicitation? We will bear the expense of preparing, printing and mailing this Proxy Statement and the proxies we solicit. Proxies may be solicited by mail, telephone, personal contact and electronic means and may also be solicited by directors and officers in person, by the Internet, by telephone or by facsimile transmission, without additional remuneration.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock as of the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and submitting your proxy by the Internet or telephone, or by completing and returning the enclosed proxy card (if you received your proxy materials in the mail), will help to avoid additional expense.

Where can I find corporate governance materials? Our Corporate Governance Guidelines and Code of Business Conduct and Ethics and the charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee are published on the Governance page of the Investors section on our website at www.americanassetstrust.com. (We are not including the other information contained on, or available through, our website as a part of, or incorporating such information by reference into, this Proxy Statement).

INFORMATION ABOUT THE BOARD

PROPOSAL NO. 1
NOMINEES FOR ELECTION TO THE BOARD

At the Annual Meeting, our stockholders will elect five directors to serve until our next annual meeting of stockholders and until their respective successors are elected and qualify.

The Board seeks independent directors who represent a diverse mix of backgrounds and experiences that will enhance the quality of the Board's deliberations and decisions. In nominating candidates, the Board considers a diversified membership in the broadest sense, including persons diverse in experience, gender and ethnicity. The Board does not discriminate on the basis of race, color, national origin, gender, religion, disability or sexual preference.

Our director nominees, which include two females and one from an underrepresented community, were nominated by the Board based on the recommendation of the Nominating and Corporate Governance Committee, or Governance Committee. They were selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, professional competence, high performance standards, familiarity with our business and industry, diversity of thought and an ability to work collegially.

We are committed to diversity and recognize the benefits of having a diverse Board. We view increasing diversity at the Board level as essential to promoting the inclusion of different ideas and perspectives, maintaining our competitive advantage and supporting the attainment of our strategic objectives.

We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. All nominees are presently directors of American Assets Trust, Inc. and each of the nominees has consented, if elected as a director, to serve until his or her term expires.

Your proxy holder will cast your votes for each of the Board's nominees, unless you instruct otherwise. If a nominee is unable to serve as a director, your proxy holder will vote for any substitute nominee proposed by the Board.

Recommendation of the Board of Directors:

The Board of Directors unanimously recommends that the stockholders vote “FOR” the five nominees listed below.

Name	Age	Position
Ernest S. Rady	84	Chairman of the Board of Directors and Chief Executive Officer
Thomas S. Olinger †	55	Director, Chairperson of our Audit Committee and Member of our Compensation Committee
Joy L. Schaefer †	62	Director, Chairperson of our Governance Committee, Member of our Audit Committee and Member of our Compensation Committee
Dr. Robert S. Sullivan †	78	Director, Chairperson of our Compensation Committee and Member of our Governance Committee
Nina A. Tran †	53	Director, Member of our Audit Committee and Member of our Governance Committee
† Independent within the meaning of the NYSE listing standards. This determination was made after considering all relevant facts and circumstances, reviewing director questionnaires and considering transactions and relationships, if any, between us, our affiliates, our executive officers and their affiliates, and each of the directors, members of each of their immediate families and their affiliates
.

Ernest S. Rady. Mr. Rady has served as Chairman of our Board since the completion of our initial public offering in January 2011 and as our Chief Executive Officer since September 2015. Mr. Rady previously served as our President from September 2015 until July 2021. Mr. Rady has over 55 years of experience in real estate management and development, having founded American Assets, Inc. in 1967 and currently serving as its president and chairman of its board of directors. In 1971, Mr. Rady also founded Insurance Company of the West and Westcorp, a financial services holding company. From 1973 until 2006, Mr. Rady served as chairman and chief executive officer of Westcorp. Mr. Rady served as chairman of Western Financial Bank from 1982 until 2006 and chief executive officer of Western Financial from 1994 until 1996 and from 1998 until 2006. Mr. Rady also served as a director of WFS Financial Inc., an automobile finance company, from 1988 until 2006 and as chairman from 1995 until 2006. From 2006 until 2007, Mr. Rady served as chairman of dealer finance business and California banking business for Wachovia Corporation, and also served as a director from 2006 until 2008. Mr. Rady currently serves as chairman of the board of directors of Insurance Company of the West, chairman of the Dean's Advisory Council of the Rady School of Management at the University of California, San Diego and trustee of the Salk Institute for Biological Sciences. Mr. Rady received his degrees in commerce and law, and an Honorary Degree of Doctor of Laws, from the University of Manitoba. Our Board determined that Mr. Rady should serve as a director based on his wealth of experience in the commercial real estate and financial services industries.

Thomas S. Olinger. Mr. Olinger has served as a member of our Board since the completion of our initial public offering in January 2011. From May 2012 until April 2022, Mr. Olinger served as chief financial officer of Prologis, Inc., a global operator and developer of logistics real estate. From June 2011 to May 2012, Mr. Olinger served as chief integration officer of Prologis, Inc. From 2007 to June 2011, Mr. Olinger served as chief financial officer of AMB Property Corporation, a global operator and developer of logistics real estate, which was merged with and into Prologis, Inc. in June 2011. From 2002 until 2007, Mr. Olinger served as vice president and corporate controller of Oracle Corporation, a computer hardware and software company. Mr. Olinger began his professional career in 1988 with Arthur Andersen LLP as an auditor and Mr. Olinger became a partner in 1999, during which time Mr. Olinger served various REITs. Mr. Olinger received his Bachelor of Science degree in finance from Indiana University. Our Board determined that Mr. Olinger should serve as a director based on his wealth of experience in the real estate industry, as well as his financial background. Mr. Olinger is the Chairperson of our Audit Committee and is a member of our Compensation Committee.

Joy L. Schaefer. Ms. Schaefer has served as a member of our Board since our 2019 Annual Meeting. Since 2005, Ms. Schaefer has served as president of Golden Eagle Advisors, LLC, a consulting firm focused on organizational development and growth through strategic, operational and financial improvements. From 2005 until August 2018, Ms. Schaefer served as an operating partner of Snow Phipps Group, LLC, a private equity firm, where she was a business and operations advisor to real estate specialty finance companies. From 2002 until 2005, Ms. Schaefer served as president of JL Schaefer Consulting, a strategic, financial and operational consulting practice, advising privately held and family-owned businesses. In 2002, Ms. Schaefer served as president and chief operating officer of Ameriquest Mortgage, a privately held mortgage banking company. From 1990 until 2002, Ms. Schaefer served in various senior management positions within the Westcorp family of companies, including as president and chief operating officer of Westcorp, Inc., a publicly traded financial services holding company; vice chairman, chief executive officer, president and chief operating officer of WFS Financial, Inc., a publicly traded national automobile finance company; and chief operating officer, senior executive vice president, chief financial officer and treasurer of Western Financial Bank, Inc. Earlier in her career, Ms. Schaefer was an audit manager for Ernst & Young. Ms. Schaefer received her Bachelor of Science degree from the Illinois Wesleyan University, where she majored in accounting. Ms. Schaefer was licensed as a Certified Public Accountant in California, Illinois and Oklahoma. Our Board determined that Ms. Schaefer should serve as a director based on her extensive financial background and experience as an executive officer of multiple publicly traded financial services companies. Ms. Schaefer is the Chairperson of our Governance Committee and is a member of our Audit Committee and Compensation Committee.

Dr. Robert S. Sullivan. Dr. Sullivan has served as a member of our Board since the completion of our initial public offering in January 2011. From 2003 until his retirement in September 2019, Dr. Sullivan was the dean of the Rady School of Management at University of California, San Diego. From 1997 until 2002, Dr. Sullivan was dean of Kenan-Flagler Business School at University of North Carolina, Chapel Hill. From 1976 until 1998, Dr. Sullivan served in a variety of senior positions at the University of Texas and Carnegie Mellon University. From 2004 until 2017, Dr. Sullivan served on the board of directors of Cubic Corporation. From 1991 until 2006, Dr. Sullivan served as a director of Stewart and Stevenson Services, Inc. Dr. Sullivan received his Doctor of Philosophy degree from Pennsylvania State University. Dr. Sullivan received his Master of Business Administration degree from Cornell University and his Bachelor of Arts degree in mathematics from Boston College. Our Board determined that Dr. Sullivan should serve as a director based on his leadership expertise and extensive experience as a director of public and private companies. Dr. Sullivan is the Chairperson of our Compensation Committee and is a member of our Governance Committee.

Nina A. Tran. Ms. Tran has served as a member of our Board since our 2021 Annual Meeting. Ms. Tran currently serves as the chief financial officer for Pacaso, a real estate technology company focused on second home co-ownership. Prior to Pacaso, from 2016 to 2021, Ms. Tran was the chief financial officer at Veritas Investments, Inc., an owner and manager of mixed-use real estate properties. From 2013 to 2016, Ms. Tran served as the chief financial officer of Starwood Waypoint Residential Trust, a leading publicly-traded REIT that owns and operates single-family rental homes. Prior to joining Starwood Waypoint, Ms. Tran spent 18 years at Prologis, Inc. (formerly AMB Property Corp.), the largest publicly-traded global industrial REIT. Ms. Tran served as senior vice president and chief accounting officer, and most recently as chief global process officer, where she helped lead the merger integration between AMB and Prologis. Prior to joining Prologis, Ms. Tran was a senior associate with PricewaterhouseCoopers. Ms. Tran currently serves on the board of directors of Apartment Income REIT (AIR; formerly AIMCO) since 2016. Ms. Tran serves on the advisory board of the Asian Pacific Fund. Ms. Tran brings particular expertise to the Board in the areas of accounting, financial controls and business processes. Ms. Tran is a member of our Audit Committee and our Governance Committee.

Board Qualifications

We have deep experience on our Board covering all components of our business model. Along with the fundamental characteristics necessary for all directors, such as wisdom and good judgment, below are qualifications of our Board identified in our Board evaluation process as important to support our current business strategy. These characteristics, coupled with diversity of thought and background, are critical to strong oversight and long-term results.

Race, ethnic and gender demographics of the board are also included below.

	Ernest Rady	Thomas S. Olinger	Joy L. Schaefer	Dr. Robert S. Sullivan	Nina A. Tran
Knowledge, Skills and Experience
Executive Leadership Experience	●	●	●	●	●
Public Company Board Experience	●	●	●	●	●
Financial Expertise(1)	●	●	●	●	●
Strategic Planning	●	●	●	●	●
Risk Management	●	●	●	●	●
Capital Markets Expertise	●	●	●	●	●
ESG Experience	●	●	●	●	●
Advanced Degree/Professional Accreditation	●	●	●	●	●
Demographics
Race/Ethnicity
Asian/Asian American/West Asian/Middle Eastern					●
White/Caucasian	●	●	●	●
Gender
Male	●	●		●
Female			●		●
______________________
(1) Finance or accounting expertise

Additionally, please note that the average tenure of our Board is 8 years, the average age of the members of our Board is 66 years old, forty percent (40%) of our Board is female, one hundred percent (100%) of our Board (other than our CEO) is independent and two members of our Board joined us in the last 3 years.

DIRECTOR COMPENSATION

Name (1)	Fee Earned in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)	Total Compensation ($)
Thomas S. Olinger	69,500	50,013	—	119,513
Dr. Robert S. Sullivan	60,500	50,013	—	110,513
Joy L. Schaefer	58,500	50,013	—	108,513
Nina A. Tran	26,500	50,013	—	76,513
Duane Nelles (4)	31,000	—	—	31,000
______________________

(1) Mr. Rady, our Chairman of the Board and Chief Executive Officer, is not included in this table as he is our employee and does not receive compensation for his services as a director. All compensation paid to Mr. Rady for the services he provides to us is reflected in the Summary Compensation Table.
(2) Reflects retainer and meeting fees earned in 2021. Amounts do not include reimbursable costs (i.e., airfare, hotel, car rental, etc.) incurred by directors in connection with their services as directors.
(3)    Amounts reflect the full grant-date fair value of restricted stock awards granted in 2021 computed in accordance with ASC Topic 718, rather than the amounts paid to or realized by the director. We provide information regarding the assumptions used to calculate the value of all restricted stock awards made to directors in Note 10 to the consolidated financial statements contained in our Annual Report on Form 10-K. As of December 31, 2021, each non-employee director held 1,296 shares of restricted stock that had not vested. Mr. Nelles did not hold any unvested awards as of December 31, 2021.

(4)    Amounts listed above for Mr. Nelles reflect compensation received for his services as a director of the Company in 2021 from January 1, 2021 until the 2021 Annual Meeting.
Narrative Disclosure to Director Compensation Table
Non-Employee Director Compensation Program
The compensation program for our non-employee directors is intended to fairly compensate our directors for the time and effort necessary to serve on our Board. Non-employee members of our Board receive a combination of cash and equity-based compensation. We reimburse each of our directors for his or her travel expenses incurred in connection with his or her attendance at full Board and committee meetings.
Cash Compensation. Pursuant to this program, each non-employee director will receive an annual base retainer for his or her services of $40,000, payable in cash in quarterly installments in conjunction with quarterly meetings of the Board. In addition, each non-employee director who serves as the Chairperson of the Audit, Compensation or Governance Committees will receive an additional annual cash retainer of $15,000, $10,000 or $10,000, respectively. Directors also receive additional cash consideration equal to $1,500 for each board meeting attended in person or by telephone, and $1,000 for each committee meeting that members attended in person or by telephone. Non-employee directors are permitted to elect to receive these cash amounts in the form of fully vested shares of our common stock.
Equity Compensation. Each of our non-employee directors is eligible to receive automatic grants of restricted stock under our Amended and Restated 2011 Equity Incentive Award Plan, or Amended Equity Plan. On the date of each annual meeting of stockholders, each non-employee director who continues to serve on our Board following such annual meeting will be granted an award of restricted stock with a value equal to $50,000, based on the closing price of our common stock on the date of such grant. These awards of restricted stock will vest, subject to the director's continued service, upon the earlier of (i) the one-year anniversary of the date of grant or (ii) the date of the next annual meeting of our stockholders, if such non-employee director continues his or her service on the Board until the next annual meeting of our stockholders, but not thereafter (i.e., if such non-employee director is not re-elected or otherwise determines not to stand for re-election). All awards of restricted stock granted to each non-employee director will vest in full upon a change in control (as defined in the Amended Equity Plan).

Stock Ownership Guidelines for Non-Employee Directors. We maintain stock ownership guidelines for our non-employee directors pursuant to which such non-employee directors are required to maintain a level of ownership of equity in the Company equal to five times their annual base retainer, subject to certain limited exceptions. Any newly appointed or elected non-employee director will be required to meet this requirement within five years of being appointed. All of our non-employee directors are currently in compliance with our stock ownership guidelines.

BOARD STRUCTURE, LEADERSHIP, RISK MANAGEMENT AND SUCCESSION PLANNING

We have structured our corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of our corporate governance structure include the following:

•our Board is not staggered, with each of our directors subject to re-election annually;
•of the five persons who currently serve on our Board, and of the five persons that have been nominated to serve on our Board, our Board has determined that four, or 80%, of such directors satisfy the listing standards for independence of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act;
•at least three of our current and nominated directors qualify as an “audit committee financial expert” as defined by the SEC;
•we have opted out of the control share acquisition statute in the Maryland General Corporation Law, or MGCL, and the business combination provisions of the MGCL;
•we do not have a stockholder rights plan, or "poison pill";
•we prohibit executives and directors from hedging our securities;
•we maintain stock ownership guidelines pursuant to which our named executive officers are required to hold a number of shares of our common stock having a market value equal to or greater than a multiple of each executive’s base salary; currently all of our named executive officers have met their ownership guidelines;
•we have an annual "say-on-pay" vote;
•we have implemented a clawback policy;
•we are committed to Board diversity;
•we have active Board oversight of strategy, risk management, and environmental, social and governance ("ESG") initiatives;
•we have active shareholder engagement; and
•we have annual Board, Board committee and Board member assessment process.

Additionally, we have not given our stockholders the right to amend our Bylaws because our Board continues to believe that it is not prudent at this time to give stockholders a one-way ratchet to make binding amendments to our Bylaws. In our Board's view, it would essentially be irreversible and there has been no data supporting a correlation or link between stockholders' ability to amend bylaws and economic performance of a company. We will continue to consider this matter and engage with our stockholders, as appropriate. However, to date, none of our stockholders have initiated substantive dialogue on this matter with us.

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors.

Our Board is currently chaired by Mr. Rady, our Chairman and Chief Executive Officer. Our Board believes that Mr. Rady's service as our Chairman is in the best interests of our Company and our stockholders because Mr. Rady possesses detailed and in-depth knowledge of the issues, opportunities and challenges we face, and because he is the person best positioned to develop agendas that ensure that our Board's time and attention is focused on the most critical matters. Our Board believes that Mr. Rady's role as Chairman enables decisive leadership, ensures clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders, employees and tenants.

Succession Planning. Our Board has implemented an emergency succession plan in case of the sudden or unanticipated resignation, termination, death or temporary or permanent disability of Mr. Rady, or otherwise in case Mr. Rady is unable to perform his duties as Chairman and Chief Executive Officer. This plan is reviewed at least annually by our Board with input from the Governance Committee and currently includes Dr. Sullivan as emergency interim Chairman and Robert F. Barton and Adam Wyll as emergency interim executive committee members. Biographical information with respect to Mssrs. Barton and Wyll can be found on page 27 below.

EXECUTIVE SESSIONS OF NON-MANAGEMENT DIRECTORS

Our non-management, independent directors meet without management present each time the full Board convenes for a regularly scheduled meeting. If the Board convenes for a special meeting, the non-management, independent directors will meet in executive session if circumstances warrant. One non-management, independent director will preside as chair over each executive session of the Board that is held without management present; and such non-management, independent director will preside at all meetings of the Board at which our Chairman is not present.

The position of independent chair of the executive sessions of the Board is rotated quarterly among each of the non-management, independent directors in last-name alphabetical order. The current presiding non-management, independent director and additional information on the Board's executive sessions as described in our Corporate Governance Guidelines can be found at the Governance page of the Investors section on our website at www.americanassetstrust.com. (Our website address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our website is not and should not be considered, part of this Proxy Statement and is not incorporated by reference herein.)

The Board welcomes communications from stockholders. For information on how to communicate with our independent directors, please refer to the information set forth under the heading “Communications with the Board.”

BOARD MEETINGS AND ATTENDANCE

The Board held four regularly scheduled meetings and one special meeting in 2021 to, among other things, review significant developments, analyze and evaluate acquisition, development and financing opportunities, discuss the ongoing impact of the COVID-19 pandemic, engage in strategic planning and act on matters requiring Board approval. Each incumbent director attended 100% of the Board meetings and the meetings of committees on which he or she served in 2021.

BOARD COMMITTEES

Our Board has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The principal functions of each committee are briefly described below. We comply with the listing requirements and other rules and regulations of the NYSE, as amended or modified from time to time, with respect to each of these committees and each of these committees is comprised exclusively of independent directors. Additionally, our Board may from time to time establish other committees to facilitate the management of our Company.
Below is the makeup of our Board committees:

Name	Audit Committee	Compensation Committee	Governance Committee
Ernest Rady*
Thomas S. Olinger	Chairperson	☑
Joy L. Schaefer	☑	☑	Chairperson
Dr. Robert S. Sullivan		Chairperson	☑
Nina A. Tran	☑		☑
______________________
* : Chief Executive Officer and Chairman of our Board
☑: Committee Member

Audit Committee

Our Audit Committee consists of three of our independent directors. We have determined that the Chairperson of our Audit Committee and each other member of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the applicable SEC regulations and NYSE corporate governance listing standards. Our Board has determined that each of the Audit Committee members is “financially literate” as that term is defined by the NYSE corporate governance listing standards. We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including oversight related to:
•our accounting and financial reporting processes;
•the integrity of our consolidated financial statements and financial reporting process;
•our systems of disclosure controls and procedures and internal control over financial reporting;
•our compliance with financial, legal and regulatory requirements;
•the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;
•the performance of our internal audit function; and
•our overall risk profile.
The Audit Committee is also responsible for engaging an independent registered public accounting firm, reviewing with the independent registered public accounting firm the plans and results of the audit engagement, approving professional services provided by the independent registered public accounting firm, including all audit and non-audit services, reviewing the independence of the independent registered public accounting firm, considering the range of audit and non-audit fees and reviewing the adequacy of our internal accounting controls. The Audit Committee also approves the Audit Committee report required by SEC regulations to be included in our annual Proxy Statement. Mr. Olinger is the Chairperson of the Audit Committee as well as an "audit committee financial expert", and Ms. Schaefer and Ms. Tran are members of the Audit Committee and are both "audit committee financial experts".
During 2021, the Audit Committee met a total of four times.

Compensation Committee
Our Compensation Committee consists of three of our independent directors. We adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:
•reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer's compensation, evaluating our Chief Executive Officer's performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;
•reviewing and approving the compensation of our named executive officers;
•reviewing our executive compensation policies and plans;
•implementing and administering our incentive compensation equity-based remuneration plans;
•assisting management in complying with our proxy statement and annual report disclosure requirements;
•producing a report on executive compensation to be included in our annual proxy statement; and
•reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee, provided that such responsibilities do not pertain to matters involving executive compensation. Dr. Sullivan is Chairperson of the Compensation Committee and Mr. Olinger and Ms. Schaefer are members of the Compensation Committee. During 2021, the Compensation Committee met two times.
Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, or Governance Committee, consists of three of our independent directors. We adopted a Nominating and Corporate Governance Committee charter, which details the principal functions of the Governance Committee, including:
•identifying and recommending to the full Board qualified candidates for election as directors and recommending nominees for election as directors at the annual meeting of stockholders;
•developing and recommending to the Board corporate governance guidelines and principles and implementing and monitoring such guidelines and principles;
•reviewing and making recommendations on matters involving the general operation of the Board, including Board size and composition and committee composition and structure;
•recommending to the Board nominees for each committee of the Board;
•facilitating the annual assessment of the Board's performance as a whole and of the individual directors, as required by applicable law, regulations and the NYSE corporate governance listing standards; and
•overseeing the Board's evaluation of the performance of management.
Ms. Schaefer is the current Chairperson of the Governance Committee and Dr. Sullivan and Ms. Tran are members of the Governance Committee. During 2021, our Governance Committee met two times.

AUDIT COMMITTEE REPORT

The information contained in this Report of the Audit Committee shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing (except to the extent that we specifically incorporate this information by reference) and shall not otherwise be deemed “soliciting material” or “filed” with the SEC or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act (except to the extent that we specifically incorporate this information by reference).

Although the Audit Committee of the Board of Directors (the “Audit Committee”) oversees the financial reporting process of American Assets Trust, Inc., a Maryland corporation (the "Company"), on behalf of the Board of Directors (the “Board” ) of the Company, consistent with the Audit Committee's written charter, management has the primary responsibility for preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles and the reporting process, including disclosure controls and procedures and the system of internal control over financial reporting. The Company's independent registered public accounting firm is responsible for auditing the annual financial statements prepared by management.

The Audit Committee has reviewed and discussed with management and the Company's independent registered public accounting firm, Ernst & Young LLP, the Company's December 31, 2021 audited financial statements. Prior to the commencement of the audit, the Audit Committee discussed with the Company's management and independent registered public accounting firm the overall scope and plans for the audit. Subsequent to the audit and each of the quarterly reviews, the Audit Committee discussed with the independent registered public accounting firm, with and without management present, the results of their examinations or reviews, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of specific judgments and the clarity of disclosures in the consolidated financial statements.

In addition, the Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm its independence from the Company and considered the compatibility of non-audit services with its independence.

Based upon the reviews and discussions referred to in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Thomas S. Olinger, Chairperson
Joy L. Schaefer
Nina A. Tran

CORPORATE GOVERNANCE

Our Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide effective oversight of management. Our Board understands that no single approach to board leadership is universally accepted and that the appropriate leadership structure may differ depending on the size industry, operations, history and culture of a company.

Our Board currently believes that our existing leadership structure, under which (i) our Chief Executive Officer serves as Chairman of the Board and (ii) the presiding non-management, independent director assumes specific responsibilities on behalf of the independent directors, is effective, provides the appropriate balance of authority between those who oversee the Company and those who manage it on a day-to-day basis, and achieves the optimal governance model for us and for our stockholders. Mr. Rady’s knowledge of the issues, opportunities and risks facing us, our business and our industry renders him best positioned among our directors to fulfill the Chairman’s responsibility to focus the time and attention of our Board on the most critical matters.

Our Governance Committee regularly reviews our corporate governance posture in light of evolving trends in governance and stockholder rights, and makes recommendations to our Board.

Our directors stay informed about our business by attending meetings of our Board and its committees and through supplemental reports and communications. Our independent directors meet regularly in executive sessions without the presence of our executive officers or non-independent directors.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;
•compliance with applicable governmental laws, rules and regulations;
•prompt internal reporting of violations of the code to appropriate persons identified in the code; and
•accountability for adherence to the Code of Business Conduct and Ethics.

Any waiver of the Code of Business Conduct and Ethics for our executive officers or directors must be approved by a majority of our independent directors, and any such waiver shall be promptly disclosed as required by law or NYSE regulations.

The Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee charters, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, are available at the Governance page of the Investors section on our website at www.americanassetstrust.com. In addition, these documents are also available in print to any stockholder who requests a copy from Investor Relations at American Assets Trust, Inc., Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, or by email at info@americanassets.com. In accordance with the Corporate Governance Guidelines, the Governance Committee oversees an annual assessment by the Board of the Board's performance. The Governance Committee is responsible for establishing the evaluation criteria and implementing the process for such evaluation, as well as considering other corporate governance principles that may, from time to time, merit consideration by the Board. (Our website address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our website is not, and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

ROLE OF THE BOARD IN RISK OVERSIGHT

One of the key functions of our Board is informed oversight of our risk management process. Our Board administers this oversight function directly, with support from its three standing committees, the Audit Committee, the Governance Committee and the Compensation Committee, each of which addresses risks specific to its respective areas of oversight. In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.

Our Governance Committee monitors the effectiveness of our Corporate Governance Guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct.

Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Since January 2021, there has been no insider participation or compensation committee interlocks of the Compensation Committee. At all times since January 2021, the Compensation Committee has been comprised solely of independent, non-employee directors.

COMMUNICATIONS WITH THE BOARD

Stockholders and other interested parties may write to the entire Board or any of its members at American Assets Trust, Inc.,
c/o Adam Wyll, President, Chief Operating Officer and Secretary, Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121. Stockholders and other interested parties also may e-mail the Chairman, the entire Board or any of its members c/o awyll@americanassets.com, or otherwise e-mail all of our independent directors c/o independentdirectors@americanassets.com. The Board may not be able to respond to all stockholder inquiries directly. Therefore, the Board has developed a process to assist it with managing inquiries.

Our General Counsel will perform a legal review to ensure that communications forwarded to the Chairman, the Board or any of its members preserve the integrity of the process. While the Board oversees management, it does not participate in day-to-day management functions or business operations, and is not normally in the best position to respond to inquiries with respect to those matters. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, ordinary course disputes over fees or services, personal employee complaints, business inquiries, new product or service suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements will not be forwarded to the Chairman, our Board or any of its members. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will not be forwarded to the Chairman, our Board or any of its members and will not be retained. Such material may be forwarded to local or federal law enforcement authorities.

Any communication that is relevant to the conduct of our business and is not forwarded will be retained for one year and made available to the Chairman and any other independent director on request. The independent directors grant our General Counsel discretion to decide what correspondence will be shared with our management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department. If a response on behalf of the Board is appropriate, we gather any information and documentation necessary for answering the inquiry and provide the information and documentation as well as a proposed response to the appropriate directors. We also may attempt to communicate with the stockholder for any necessary clarification. Our General Counsel (or a designee thereof) reviews and approves responses on behalf of the Board in consultation with the applicable director, as appropriate.

Certain circumstances may require that the Board depart from the procedures described above, such as the receipt of threatening letters or e-mails or voluminous inquiries with respect to the same subject matter. Nevertheless, the Board considers stockholder questions and comments important, and endeavors to respond promptly and appropriately.

INSIDER TRADING AND ANTI-HEDGING POLICIES

Our insider trading policies contain stringent restrictions on transactions in our stock by executive officers, employees and directors. All trades by executive officers and directors must be pre-cleared with our General Counsel. Furthermore, no executive officer, employee or director may engage in any hedging transactions with respect to any equity securities of the Company held by them, whether vested or unvested, which includes the purchase of any financial instrument (including puts and call options) designed to directly hedge or offset any decrease in the market value of such equity securities.

NOMINATION PROCESS FOR DIRECTOR CANDIDATES
AND CONSIDERATION OF BOARD DIVERSITY

Nomination Process for Director Candidates

The Governance Committee is, among other things, responsible for identifying and evaluating potential candidates and recommending candidates to the Board for nomination. The Governance Committee is governed by a written charter, a copy of which is available at the Governance page of the Investors section of our website at www.americanassetstrust.com. (Our website address provided above and elsewhere in this Proxy Statement is not intended to function as a hyperlink, and the information on our website is not, and should not be considered part of this Proxy Statement and is not incorporated by reference herein.)

The Governance Committee regularly reviews the composition of the Board and whether the addition of directors with particular experiences, skills or characteristics would make the Board more effective. When a need arises to fill a vacancy, or it is determined that a director possessing particular experiences, skills, or characteristics would make the Board more effective, the Governance Committee initiates a search. As a part of the search process, the Governance Committee may consult with other directors and members of senior management, and may hire a search firm to assist in identifying and evaluating potential candidates.

When considering a candidate, the Governance Committee reviews the candidate's experiences, skills and characteristics. The Governance Committee also considers whether a potential candidate would otherwise qualify for membership on the Board, and whether the potential candidate would likely satisfy the independence requirements of the NYSE as described below.

The Governance Committee has not set minimum qualifications for Board nominees. Candidates are selected on the basis of outstanding achievement in their professional careers, broad experience, personal and professional integrity, their ability to make independent, analytical inquiries, financial literacy, mature judgment, high performance standards, familiarity with our business and industry and an ability to work collegially. We are also committed to other factors, including gender, diversity and underrepresented community affiliation, various and relevant career experience and technical skills, and having a Board that is, as a whole, diverse. Where appropriate and legally permitted, we will conduct a criminal and background check on the candidate. In addition, at least a majority of the Board must be independent as determined by the Board under the guidelines of the NYSE listing standards, and at least one member of the Board should have the qualifications and skills necessary to be considered an “audit committee financial expert” under Section 407 of the Sarbanes-Oxley Act of 2002, as defined by the rules of the SEC.

All potential candidates are interviewed by the Chairman of the Board and Chairperson of our Governance Committee, and, to the extent practicable, the other members of the Governance Committee, and may be interviewed by other directors and members of senior management as desired and as schedules permit. In addition, our General Counsel conducts a review of the director questionnaire submitted by the candidate and, as appropriate, a background and reference check is conducted. The Governance Committee then meets to consider and approve the final candidates, and either makes its recommendation to the Board to fill a vacancy, or add an additional member, or recommends a slate of candidates to the Board for nomination for election to the Board. The selection process for candidates is intended to be flexible, and the Governance Committee, in the exercise of its discretion, may deviate from the selection process when particular circumstances warrant a different approach.

Stockholders may recommend candidates to our Board. Recommendations received from stockholders will be considered and processed and are subject to the same criteria as are candidates nominated by the Governance Committee. The stockholder must submit a detailed resume of the candidate and an explanation of the reasons why the stockholder believes the candidate is qualified for service on our Board and how the candidate satisfies the Board's criteria. The stockholder must also provide such other information about the candidate as is set forth in our Bylaws and as would be required by the SEC rules to be included in a proxy statement. In addition, the stockholder must include the consent of the candidate and describe any arrangements or undertakings between the stockholder and the candidate regarding the nomination. The stockholder must submit proof of stockholdings in American Assets Trust, Inc. All communications are to be directed to the Chairperson of the Governance Committee, c/o American Assets Trust, Inc., Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, Attention: General Counsel. For any annual meeting, recommendations received after 120 days prior to the anniversary of the date of the proxy statement for the prior year's annual meeting will likely not be considered timely for consideration by the Governance Committee for that annual meeting.

Board Diversity

We are committed to diversity and recognize the benefits of having a diverse Board. We view increasing diversity at the Board level as essential to promoting the inclusion of different ideas and perspectives, maintaining our competitive advantage and supporting the attainment of our strategic objectives. We believe that a truly diverse Board will include and make good use of differences in the skills, regional and industry experience, background, race, gender, cultural and other distinctions between directors. These differences are considered in determining the optimum composition of our Board. All Board appointments are based on merit, in the context of the skills, experience, independence and knowledge which the Board as a whole requires to be effective. The Governance Committee regularly reviews and assesses Board composition on behalf of the Board and recommends the appointment of new directors.

Several years ago, the Governance Committee resolved to strengthen its commitment to diversity by seeking to identify qualified female candidates for appointment. Since then, two independent female directors have been added to our Board. Additionally, we are striving to achieve other types of diversity, namely of underrepresented communities. We currently have one director who falls into this category. We will continue to ensure that our commitment to diversity is effectively implemented by annually reviewing and assessing the size, composition and operation of the Board, annually considering the recommendation of candidates for appointment or nomination to the Board based upon an assessment of the independence, skills, qualifications and experience of potential candidates. The Board will routinely assess whether the Board is composed of appropriately qualified members with a broad range of expertise relevant to the our business.

AUDIT COMMITTEE FINANCIAL EXPERTS

Our Board has determined that Mr. Olinger, Ms. Schaefer and Ms. Tran qualify as “audit committee financial experts,” as this term has been defined by the SEC in Item 407(d)(5)(ii) of Regulation S-K. Mr. Olinger, Ms. Schaefer and Ms. Tran were each determined by our Board to be “financially literate” in accordance with SEC rules, including based on their prior experience. Our Board determined that Mr. Olinger, Ms. Schaefer and Ms. Tran acquired the required attributes for designation as “audit committee financial experts” based on the relevant experience discussed below, which forms of experience are not listed in any order of importance and were not assigned any relative weights or values by our Board in making such determinations.

From May 2012 until April 2022, Mr. Olinger served as the chief financial officer of Prologis, Inc., a global leader in logistics real estate with an equity market capitalization of over $120 billion as of January 1, 2022. Mr. Olinger was previously a corporate controller for Oracle Corporation and an audit partner at Arthur Andersen LLP; he holds a Bachelor of Science degree in finance; and he has extensive experience with real estate investment trusts, accounting and capital markets, as described in his biography above.

Ms. Schaefer has served in multiple senior executive roles in the financial services industry, including as an operating partner of a private equity firm where she was a business and operations advisor to real estate specialty finance companies; as president and chief operating officer of Ameriquest Mortgage, and in various executive management positions, as president, vice chairman, chief executive officer and/or chief operating officer of a publicly traded financial services holding company and publicly traded national automobile finance company. Ms. Schaefer was previously an audit manager for Ernst & Young LLP, and was a licensed Certified Public Accountant in California, Illinois and Oklahoma, as described in her biography above.

Ms. Tran currently serves as the chief financial officer for Pacaso, a real estate technology company focused on second home co-ownership. Ms. Tran was previously the chief financial officer of Veritas Investments, Inc., an owner and manager of mixed-use real estate properties, the chief financial officer of Starwood Waypoint Residential Trust, a leading publicly-traded REIT and was a senior associate with PricewaterhouseCoopers, as described in her biography above.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee's policy is to pre-approve all significant audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

PRINCIPAL ACCOUNTING FEES AND SERVICES

Ernst & Young LLP's fees for the fiscal years ended December 31, 2021 and 2020 were as follows:

	Fiscal Year Ended December 31
	2021	2020
Audit Fees	$900,000	$954,500
Audit-Related Fees	60,000	—
Tax Fees	171,000	168,300
Total Fees	$1,131,000	$1,122,800

A description of the types of services provided in each category is as follows:

Audit Fees — Includes audit of our annual financial statements; review of our quarterly reports on Form 10-Q; issuance of consents, issuance of comfort letters as part of underwriters' due diligence and review of draft responses to SEC comment letters.

Audit-Related Fees — Includes access to accounting research database and financial due diligence in connection with acquisitions.

Tax Fees — Includes tax preparation services and various domestic tax planning and advice.

All of the services performed by Ernst & Young LLP for us during 2021 and 2020 were either expressly pre-approved by the Audit Committee or were pre-approved in accordance with the Audit Committee Pre-Approval Policy. The Audit Committee was provided with regular updates as to the nature of such services and fees paid for such services.

BOARD ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS

While the Board understands that there may be situations that prevent a director from attending an annual meeting of stockholders, the Board encourages all directors to attend our annual meetings of stockholders. Mr. Rady and Dr. Sullivan attended our 2021 Annual Meeting of Stockholders.

ENVIRONMENTAL SUSTAINABILITY, SOCIAL RESPONSIBILITY,
GOVERNANCE AND HUMAN CAPITAL

We continue to work toward our environmental sustainability, social responsibility and corporate governance, or ESG, goals, with the assistance of our Environmental Sustainability, Social Responsibility and Governance Committee (the "ESG Committee"), as outlined in our Corporate Sustainability Policy. Our ultimate ESG goals are for our natural environment to be preserved, for the communities in which are properties reside to thrive, and for our team members to have a diverse and inclusive work culture, physical and mental well-being, and ample opportunity to develop professionally within our organization.

The ESG Committee is composed of team members from all areas of our organization, including members of our executive management team, and is responsible for creating a road-map to reach our annual ESG objectives; identifying and reviewing ESG-related risks, financial impacts, opportunities, solutions, and short- and long-term impacts of our ESG projects with respect to our ESG goals; initiating and overseeing ESG projects; and reporting to the Board and our executive management team the progress of our ESG projects with respect to our ESG goals. The Board has ultimate oversight of our ESG goals, projects, and progress.

Environmental Sustainability

We are dedicated to protecting and preserving Earth’s natural resources, and seek tenants and vendors who are aligned with us in this regard. We understand the global effects of climate change and support efforts to slow its pace. Throughout our portfolio, we have implemented, where feasible, the latest advances in green technology and emission-reduction methods aimed to reduce pollution and consumption, in alignment with best practices and industry accepted guidelines, with the ultimate goal of having a carbon neutral footprint. In addition to using environmentally conscious technology, methods and products within our portfolio, members of our regional teams have partnered with local organizations to introduce energy conservation, water conservation and waste reduction programs to the communities in which our properties reside. We share our wealth of knowledge with the individuals and businesses in our communities with the hope that they too will adopt changes that will have a lasting positive impact on our environment.

Among a few of our specific sustainability-driven accomplishments are the following:
•Portfolio-wide participation in the United States Environmental Protection Agency’s Portfolio Manager Program to track and benchmark each of our property’s energy and water consumption, greenhouse gas emission and waste generation. We have partnered with Measurabl since 2017 to aggregate the Portfolio Manager’s data and alert us to any unexpected deviations from normal usage trends. Our continued efforts toward environmental sustainability are evidenced by our increased rating with GRESB (the global ESG benchmark for financial markets formerly known as the Global Real Estate Sustainability Benchmark) for three consecutive years from 2019 to 2021, in-line with our peer average and above GRESB averages. Our 2021 overall score is 83, compared to GRESB's average score of 73 for the Standing Investments Benchmark.
•We continue to invest in LED lighting retrofit projects for our building interiors, exteriors, parking lots and garages, across our portfolio. These high-efficiency and extended-lifespan LED lights are controlled using smart control systems that monitor and adjust lighting needs based on external ambient light, time schedules and usage.
•To support the increasing adoption of electric vehicles, we have installed a total of 173 electric vehicle charging, or EVC, stations at 14 properties. We intend to install additional EVC stations to support rising demand.
•At Lloyd Center Tower in Portland, Oregon, we purchased renewable energy certificates, or RECs, through Pacific Power’s Blue Sky Renewable Energy program. The amount of RECs that we purchased in 2021 equates to approximately 3.3 million kWh of solar and wind generated electricity.
•We continue to operate using platforms, such as DocuSign, Building Engines, Gallagher Verify, Survey Monkey and Wufoo, that digitize our workflow and reduce our paper consumption. Since 2015, we have used DocuSign, an electronic signature SaaS, to execute contracts electronically. Implementing DocuSign materially reduced our reliance on printing and shipping, thus decreasing our greenhouse gas emissions. To date, DocuSign has allowed us to preserve approximately 33,197 pounds of wood (equaling 100 trees), 97,746 gallons of water (the amount used by 71 washing machines in an average year), 77,920 pounds of carbon emissions (the amount emitted by 7 cars each travelling 11,500 miles in a year), and 5,394 pounds of waste (90 full trash cans). Since 2015, we have used Building Engines to manage our properties digitally including, but not limited to, work order management, maintenance management, tenant communications and insurance management for our office and retail tenants. In

2021, we initiated the use of Gallagher Verify to digitally manage vendor insurance for many of our properties, which we expect to be fully implemented in the first quarter of 2022.
•We incorporate ecofriendly landscape design at each of our properties that utilize, where feasible, smart controllers and irrigation-efficient drip lines, as well as native, adaptive, environmentally sensitive and drought-tolerant plants. At properties where established municipal lines collect and treat gray water, we use the reclaimed water to irrigate our landscaping, reducing of our fresh potable water consumption. In addition, at our Hassalo on Eighth and First & Main properties in Portland, Oregon, we installed rainwater collection systems that use rainwater to maintain the properties' outdoor gathering spaces, including the water features. In 2021, approximately 6,100,00 gallons of water consumption at our properties came from reclaimed sources.
•We continue to transition away from traditional heat-absorbent, gravel built-up black tar roofs and replace them with white thermoplastic polyolefin and polyvinyl – chloride roofing membranes, or “cool roofs”. These thermal reflective roofs absorb less heat than traditional black tar roofs absorb, reducing our buildings’ cooling needs.
•In 2021, our San Diego multifamily communities collected and recycled over 160 gallons of unused paint. By properly recycling unused paint, we prevent harmful substances, such as volatile organic compounds, from entering the environment. Recycling one gallon of paint can save nearly 100 kilowatt hours of energy and keeps 115 pounds of carbon dioxide out of our atmosphere.
•Over a decade ago, we implemented one of the largest, most comprehensive and highly successful recycling programs (including electronics recycling), in San Diego County for our entire Southern California portfolio, which many of our tenants, customers, contractors, vendors, and team members participate in. In 2021, we introduced a new organics recycling program to collect food scraps, soiled paper products and other organic materials. Through the use of EDCO’s (our San Diego waste hauling vendor) state-of-the-art Anaerobic Digestion Facility, the recycled organic material will be converted to renewable natural gas to serve the region. At Del Monte Shopping Center in Monterey, California, we compost organic matter which is then used for fertilizing and conditioning land, thus reducing food waste in landfills.
•We have installed substantial parking photovoltaic canopies and rooftop photovoltaic systems (solar arrays) at our Torrey Reserve Campus and Pacific Ridge Apartments properties in San Diego, California, which generated approximately 1,400,000 kWh of electricity.
•Our Lloyd Cycle Station bike hub at our Hassalo on Eighth community in Portland, Oregon has spaces to park up to 900 bicycles, which encourages transportation by bikes rather than by vehicles. This was North America’s largest bike hub when it was installed in 2016.
•At Hassalo on Eighth, we have on-site terminals for the Portland Streetcar, TriMet’s MAX line and most major bus lines with direct routes to Portland International Airport and other destinations throughout the city. Bike-lending programs, vehicle-share programs and designated High Occupancy Vehicle parking spaces, and designated high-efficiency and electric vehicle parking spaces are also available to our residents and tenants to encourage adoption of more environmentally friendly transportation.
•We developed, installed and operate one of the nation’s first and largest multifamily Natural Organic Recycling Machine, or NORM, with the capability of treating 100% of the grey and black water created by Hassalo on Eighth and Lloyd 700, with the goal of diverting approximately 47,000 gallons of wastewater away from the municipal sewer system daily. Recycled water produced by NORM is sent back to each building and used for flush water and irrigation. NORM’s bi-products are recycled for further off-site use, including bio-solids as fertilizer, and fats, oils and greases as fuel. NORM is designed to reduce the water usage of the four buildings by 50%, or approximately 7,300,000 gallons of water per year.
•At our San Diego multifamily communities, we continue to replace conventional storage tank water heaters with tankless water heaters, also known as demand-type or instantaneous water heaters, which generate hot water only as needed. For homes that use 41 gallons or less of hot water daily, tankless water heaters can be 24%–34% more energy efficient than conventional storage tank water heaters.
•In 2021, One Beach in San Francisco, California, a historical office building built in 1924, underwent major renovations to modernize its interior, incorporating new and efficient building mechanics, while preserving the historical interior and exterior façade and original architectural features. As part of this renovation, One Beach is expected to achieve Leadership in Energy and Environmental Design, or LEED, and Fitwel Certification.
•In 2019, we acquired La Jolla Commons, a LEED Platinum campus comprised of two 13-story Class-A office towers, an entitled development parcel and two parking structures, situated in the preeminent University Towne Center submarket of San Diego, California. In 2021, we commenced our development of La Jolla Commons

Tower III, which will be an 11-story, 210,000 square foot office tower, and is expected to achieve LEED Gold certification upon completion.
•Landmark @ One Market, a LEED Gold historical office building, originally built in 1917 as the headquarters for Southern Pacific Railroad, was the first building in San Francisco, California, to be certified to the BREEAM USA standard for existing buildings in 2019.
•Approximately 3.3 million square feet, including 657 multifamily units, in the aggregate, of our portfolio is LEED Certified.
•Approximately 6.4 million square feet, including 1,986 multifamily units, in the aggregate, of our portfolio is energy star Certified.

Social Responsibility and Governance

When our team members and the people in our communities thrive, so we do we. Through partnerships with nonprofit organizations, charitable and financial contributions, in-kind donations, and volunteer efforts, we strive to make a positive impact on the people and businesses within our communities.

Below are just some of our social responsibility focuses and specific accomplishments:

•In 2021, we conducted a company-wide survey asking our team members’ opinion of the importance of Diversity, Equity and Inclusion, or DEI. In response, we formed a DEI Committee, composed of team members who represent diverse and unique backgrounds, to develop and implement initiatives to promote and celebrate diversity, equity and inclusion among our workforce and within our communities, to be a conduit of resources for equitable services, and to provide representation within our company. The DEI Committee seeks to drive acceptance, appreciation, compassion and understanding, to be agents of change with respect to systemic racism, and to celebrate diversity. The DEI Committee circulates educational monthly calendars to team members regarding observances and holidays across a broad spectrum of cultures and religions.
•We support women- and minority-owned businesses. To name just a couple examples of the women-owned businesses we contract with, one of our primary electrical vendors, for our San Diego office and retail portfolio, is a women-owned and California-certified small business enterprise. We also procure our company branded merchandise, including hundreds of shirts, hats, jackets and reusable water containers, for our team members from a women-owned business.
•In 2021, we formed a Social Responsibility Committee dedicated to social outreach and community involvement, whose mission statement is “Assuring Accountability Together.” The Social Responsibility Committee, composed of team members of diverse and unique backgrounds, explores ways our company can make a difference in our community by organizing events that our team members may dedicate their time and efforts to. This committee provides sustainability-focused information to our tenants and residents via newsletters or social media.
•Our inaugural Social Responsibility Committee led event, in San Diego, was the American Assets Trust Coastal Clean-up Event at the Los Penasquitos Lagoon’s pedestrian pathway located by the Torrey Reserve Wetlands, and immediately adjacent to our corporate headquarters. During the event, small plastics, cigarette butts and Styrofoam trash were collected and prevented from entering the ocean. In Portland, Oregon, we partnered with AdoptOneBlock, a nonprofit organization, to become a “Block Ambassador” dedicated to working with the community to clean-up and care for our “adopted” city block between NE 6th Avenue and NE 7th Avenue and NE Clackamas Street and NE Wasco Street.
•We seek to promote sustainable and responsible travel and tourism. Our Embassy Suites Waikiki Beach Walk in Honolulu, Hawaii, is a proud partner of the Hawaiian Legacy Reforestation Initiative, or HLRI, one of Hawaii’s leading environmental nonprofit organizations. In 2021, the Embassy Suites Waikiki Beach Walk launched our resort fee initiative, a program that provides guests the opportunity to contribute to the reforestation and biodiversity of Hawaii. By contributing a portion of their resort fee, guests are able to sponsor a tree planted at the Gunstock Ranch in Laie-Malaekahana on the North Shore of Oahu. Guests are also invited to visit the forest and plant a native “Legacy Tree”, for future generations to enjoy. One Legacy Tree can absorb enough carbon to offset a one-week vacation in Hawaii for a family of four, and two Legacy Trees can supply enough oxygen annually to support a family of four. We are committed to planting a total of 100,000 trees in Hawaii, and as of December 2021, 319 trees had been planted under our sponsorship.
•Also in partnership with HLRI, our Embassy Suites Waikiki Beach Walk is proud to be the steward and permanent home to one of fourteen of the culturally and historically significant art series located in Hawaii comprising the Aha’ula Collection. Each series in this collection represents an historic Hawaiian leader. The artwork displayed at our property, created by the renowned Hawaiian featherwork artist Rick San Nicolas, is a replica of the cape and helmet of Hawaiian High Chief Kahekili, who lived from 1737 to 1794 and is believed to be the biological father of King Kamehameha the Great. We are honored to be able to share this unique and exquisite piece of Hawaiian history and culture with our guests.
•To support our communities’ efforts to stop the spread of COVID-19, we made several of our properties available as COVID-19 testing and vaccination sites. Since December 2020 and in partnership with COVID Clinic, Inc., Oregon Square continues to host a drive-through point-of-care testing center and is still operating today. In partnership with the Hawaii Disability Rights Center at Waikele Center, and with the Community Hospital of the Monterey Peninsula at Del Monte Shopping Center, we hosted 3 COVID-19 vaccination clinics at which administered over 840 vaccines to the communities.
•In partnership with a local San Diego radio station, we continued our participation in the Tribute to Teachers program, which honors local school educators for their outstanding work inside and outside of the classroom. Throughout the school year, the program spotlights different San Diego communities and asks listeners to nominate a local educator who has made a meaningful and lasting impact on students. In 2021, we honored 5 educators, and since the start of the program in 2014, we have honored 38 educators.
•In 2021, the beneficiaries of our annual backpack drive efforts were students of the Monarch School, a K-12 school, located in downtown San Diego. Since 1987, the Monarch School has provided holistic education designed to meet the academic, social, emotional, and life skill needs of unhoused youth. Through the backpack drive, our team members and tenants donated approximately 250 backpacks filled with essential school supplies and personal hygiene products.
•Many of our properties sponsor blood drives for the local blood banks. In 2021, we held 29 blood drives across our properties including one yearlong daily blood drive event at Waikele Center. The blood drive event at our Waikele Center accounted for 28% of the blood supply for the state of Hawaii. We have substantially increased our sponsorship of blood drives over the last 2 years due the increase of blood bank needs and decrease in donors resulting from the COVID-19 pandemic.
•Ernest Rady, our Chairman and Chief Executive Officer, is well known for his philanthropy and generosity, and has received numerous awards and acknowledgments recognizing his and his family's extraordinary charitable contributions to such local nonprofit organizations as the Rady Children’s Hospital, the San Diego Zoo, the University of California, San Diego Foundation, the Jewish Family Service, the Salvation Army, the San Diego Symphony, and the Rady Shell, a newly built water front music and performance venue in San Diego.
•We are proud supporters of the Rady Children’s Hospital, the largest children’s hospital in California. The hospital was named after the Rady family in connection with their $60 million commitment to the hospital in 2006, which was followed by an additional $200 million commitment in 2019. In 2014, the Rady family committed $120 million to the Rady Children's Institute for Genomic Medicine. These commitments are making life-saving changes today and their impact will continue well into the future.

Human Capital

We believe our greatest resource is our team members. We are dedicated to fostering a culture of diversity, inclusion and wellness, and professional development, and recognize this culture allows our team members, and our organization as a whole, to flourish. We encourage our team members to share their opinions in open dialogues with our human resources department and senior management. We provide all team members a wide range of professional development experiences and opportunities, both formal and informal.

•The safety and well-being of our team members is a paramount value for us and is critical to our success. In an effort to keep our team members safe while successfully operating our business during the COVID-19 pandemic, we implemented a number of health-related measures including, among others, a vaccination mandate for all team members, increased hygiene, cleaning and sanitizing procedures at all of our properties, required social-distancing and limited in-person meetings and other gatherings, and, during periods of high COVID-19 infection rates in our communities, instituted temperature-taking protocols and mandated mask wearing.
•We provide our team members with access to a variety of innovative, flexible and convenient health and wellness programs that offer tools and resources to help them improve their physical and emotional health and encourage healthy behaviors. Additionally, we provide competitive compensation and robust benefits. In addition to salaries, team members may be eligible for annual bonuses, stock-based compensation awards, participation in our 401(k) retirement plan with discretionary company contribution-matching of up to 5% of the participant’s salary, complimentary financial planning through Morgan Stanley, health care and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, and family care resources. To align with our team members’ values, in 2020 we added an ESG fund option to our 401(k) retirement plan fund menu.
•We value the experience and expertise of long-term team members. We believe that our competitive compensation and robust benefits, as well as our culture of diversity, inclusion, wellness and professional development, allows us to retain our top-notch team members over the long term. We are proud that more than 15% of our team members have been a part of our American Assets Trust family for 10 or more years.
•In March 2021, we moved our corporate office from Torrey Plaza, which had been our home for over 20 years, to Torrey Point. In doing so, we were able to redesign our space to best fit our needs while incorporating sustainable products. All team members’ workstations are equipped with mobile laptops and ergonomic electric standing/adjustable desks and ergonomic task chairs to reduce stationary fatigue. Indoor air quality is prioritized, using state-of -the art in-duct air purification devices to provide the best air quality throughout the office. The open concept and team member-centric design of our space creates an inviting and comfortable environment for our team members to work and collaborate.

We see the value of a diverse work force to our organization and our team members. The following provides a snapshot of our workforce diversity as of December 31, 2021:

Corporate Governance

It is critical that our organization be governed in a manner that is the best interests of our stockholders, and accordingly we have put in place a robust set of corporate policies and procedures pursuant to which we operate. We are fully transparent in our communications and maintain an open dialogue with our stakeholders to ensure that they understand our operations and that our respective interests are aligned.

•As a publicly traded company, we are subject to, and adhere to, various governance guidelines, policies, laws, rules and regulations. In addition, our operations are continually being reviewed by both internal and external auditors. Additionally, the SEC is responsible for enforcing strict federal securities laws established to protect investors. Further, as a policy, we are transparent with respect to our operations and financial results. These measures provide assurance to our stakeholders that our business practices are ethical and in compliance with laws.
•Each of our team members, executive officers, and members of our Board of Directors is required to annually review and recertify their commitment to our Code of Business Conduct and Ethics Policy and Insider Trading Compliance Program, both of which are published on our website, www.americanassetstrust.com.
•We ask that our vendors, contractors and tenants comply with certain policies and procedures consistent with our ethical practices and in furtherance of our ESG objectives. Our vendors are subject to our Code of Business Conduct and Ethics Policy, Vendor Code of Conduct and Corporate Sustainability Policy, also available on our website, www.americanassetstrust.com, in connection with their work with us. Vendors and contractors are required to source environmentally sustainable materials when feasible, and to procure materials from companies with ethical business practices. We will not partner with individuals or entities that procure material from sources that violate child labor and human trafficking laws or practice coercion, bribery or other illegal or corrupt practices. Any proposed stakeholder is reviewed for conflicts of interest with us prior to entering into any contract or transaction.

American Assets Trust, Inc. is a dedicated steward of our community and our environment. Together with our stakeholders, we have developed and incorporated into our business practices innovative programs to promote environmental sustainability, social responsibility, and corporate governance practices across our portfolio. We are proud of our accomplishments to date but acknowledge that more needs to be done to slow the effects of climate change and further our ethical responsibilities to our community. We look forward to implementing new initiatives and projects to further our environmental sustainability, social responsibility, and corporate governance goals.

OTHER COMPANY PROPOSALS

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee appointed Ernst & Young LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2022. Pursuant to this appointment, Ernst & Young LLP will serve as our independent registered public accounting firm and report on our consolidated financial statements for the fiscal year ending December 31, 2022.

We expect that representatives of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification at the Annual Meeting with a view towards soliciting stockholders' opinions, which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP's selection is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of another independent registered accounting firm. The Audit Committee may terminate Ernst & Young LLP's engagement as our independent registered public accounting firm without the approval of our stockholders whenever the Audit Committee deems termination appropriate.

Recommendation of the Board of Directors:

Our Board of Directors recommends a vote “FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, American Assets Trust, Inc.'s stockholders are entitled to vote at the annual meeting to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. Pursuant to the Dodd-Frank Act, the stockholder vote on executive compensation is an advisory recommendation only, and it is not binding on American Assets Trust, Inc. or our Board.

A majority of the votes cast at the 2018 Annual Meeting of Stockholders were voted in favor of holding the advisory vote on executive compensation on an annual basis and, in accordance with this stockholder preference, our Board has determined that advisory votes on executive compensation will continue to be held on an annual basis.

Although the approval is non-binding, our Compensation Committee and Board value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, our executive compensation program is designed to attract, retain and motivate individuals with superior ability, experience and leadership capability to deliver on our annual and long-term business objectives necessary to create stockholder value. We encourage stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in detail how our executive compensation policies and procedures operate and are intended to operate in the future. The Compensation Committee and the Board believe that our executive compensation program fulfills these goals and is reasonable, competitive and aligned with our performance and the performance of our executives.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers' compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask that our stockholders vote “FOR” the following resolution:

“RESOLVED, that American Assets Trust, Inc.'s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in American Assets Trust, Inc.'s Proxy Statement for the 2022 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and the other related tables and disclosures.”

Recommendation of the Board of Directors:

Our Board of Directors recommends that stockholders vote “FOR” the advisory approval of the compensation of the named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

EXECUTIVE OFFICERS

American Assets Trust, Inc.'s current executive officers are as follows:

Name	Age	Position
Ernest S. Rady	84	Chairman of the Board of Directors and Chief Executive Officer
Robert F. Barton	64	Executive Vice President and Chief Financial Officer
Adam Wyll	47	President and Chief Operating Officer
Jerry Gammieri	57	Senior Vice President of Construction and Development

The following section sets forth certain background information regarding those persons currently serving as executive officers of American Assets Trust, Inc., excluding Ernest S. Rady, who is described on page 5 under “Proposal No. 1 — Nominees for Election to the Board”:

Robert F. Barton. Mr. Barton has served as our Executive Vice President and Chief Financial Officer since the completion of our initial public offering in January 2011. Mr. Barton has managerial and supervisory responsibility for our accounting, taxation, risk management, capital markets, financial reporting and investor relations departments. Mr. Barton brings to his role more than 35 years of experience in commercial real estate, accounting, tax, mergers and acquisitions and structured finance. From 1998 until our initial public offering, Mr. Barton served as executive vice president and chief financial officer of American Assets, Inc. Additionally, from 2002 until our initial public offering, Mr. Barton served as chief financial officer and chief compliance officer of American Assets Investment Management, LLC, an investment advisor affiliated with American Assets, Inc. that is registered with the SEC. From 1996 until 1998, Mr. Barton served as executive director of real estate and finance for Flour Daniel, a Fortune 500 engineering and construction company. From 1986 until 1996, Mr. Barton served as senior vice president and chief financial officer of RCI Asset Management Group, a privately held real estate developer, whose capital partners included Melvin Simon & Associates, the predecessor entity to Simon Property Group. Prior to joining RCI, Mr. Barton was a senior audit manager at Kenneth Leventhal & Company, where he served private and publicly traded companies, including commercial and residential real estate developers. Mr. Barton began his professional career in 1980 as an auditor with Arthur Young & Co. where his primary focus was in the real estate, banking and health care industries. Mr. Barton is a member of the International Council of Shopping Centers and Urban Land Institute.  Mr. Barton is also a member of the Audit and Corporate Responsibility Committee for Rady Children’s Hospital and Health Center. Mr. Barton received his Bachelor of Science degree in business administration with a major in accounting from California State University, Pomona and an Executive Certification in Mergers & Acquisitions from Northwestern University. Mr. Barton is licensed as a Certified Public Accountant in California.

Adam Wyll. Mr. Wyll has served as our President and Chief Operating Officer since July 2021. Mr. Wyll previously served as our Executive Vice President and Chief Operating Officer from November 2019 to July 2021 and as our Senior Vice President and General Counsel from the completion of our initial public offering in January 2011 until November 2019, overseeing our corporate transactions (including financings, acquisitions and dispositions), as well as our legal, information technology and human resources departments, ESG initiatives and day-to-day corporate matters, each of which he continues to oversee as our President and Chief Operating Officer. Mr. Wyll brings to his role more than 20 years of experience in commercial real estate, acquisitions and dispositions, structured finance, leasing and corporate and securities matters. Prior to our initial public offering and for various periods, Mr. Wyll served as vice president of private equity and as vice president of legal and business affairs at our predecessor (American Assets, Inc.) and as vice president, director of client services at American Assets Investment Management, LLC, an SEC registered investment advisor. In such roles, Mr. Wyll’s responsibilities included structuring and managing complex real estate and private equity transactions. Mr. Wyll also worked as an attorney with a national law firm based in Dallas, Texas, where he specialized in representing institutional lenders in finance and real estate transactions, restructurings and other corporate matters. Mr. Wyll is a graduate from the University of Texas at Austin, School of Law; and he received his Bachelor of Business Administration/Finance degree with highest honors from the University of Texas at Austin, School of Business

Jerry Gammieri. Mr. Gammieri has served as our Senior Vice President of Construction and Development since December 2021. Mr. Gammieri previously served as our Vice President of Construction and Development from the completion of our initial public offering in January 2011 until December 2021. Mr. Gammieri has managerial and supervisory responsibility for our new developments, construction projects, tenant improvements and entitlements. From 2000 until our initial public offering, Mr. Gammieri served as vice president of construction for American Assets, Inc., where he was responsible for all aspects of construction activities for American Assets, Inc. and its affiliates. From 1989 until 2000, Mr. Gammieri served as vice president of operations for Peterbilt Construction Company, where he was responsible for all aspects of operations. Mr. Gammieri earned his Associate of Arts and Science degree in construction from the State University of New York at Canton.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of American Assets Trust, Inc., a Maryland corporation, has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the Compensation Committee's review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

This report of the Compensation Committee is not soliciting material, is not deemed filed with the Securities and Exchange Commission, and shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the Compensation Committee.
Dr. Robert S. Sullivan, Chairperson
Joy L. Schaefer
Tom S. Olinger

COMPENSATION DISCUSSION AND ANALYSIS

This section provides an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies with respect to our named executive officers in 2021, and the material factors that we considered in making those decisions. For 2021, our named executive officers included:

•Ernest S. Rady, our Chairman of the Board and Chief Executive Officer,
•Robert F. Barton, our Executive Vice President and Chief Financial Officer,
•Adam Wyll, our President and Chief Operating Officer, and
•Jerry Gammieri, our Senior Vice President of Construction and Development.

Executive Summary for 2021

Fiscal 2021 — The Year in Review
Our executive compensation program is primarily comprised of three elements: base salary, annual bonuses and long-term equity incentives. Long-term equity awards are in the form of performance-based restricted stock awards which vest over a multi-year vesting period.

Our executive team remained focused on the disciplined execution of our evolving business strategy due to the ongoing COVID-19 pandemic. Our fiscal and operational 2021 results, guided by our named executive officers, illustrate this focus, which included, among other things, the following:

•Acquisition Activity: In 2021, we acquired two office projects in Bellevue, Washington; Eastgate Office Park, consisting of an approximately 280,000 square foot, multi-tenant office campus in the premier I-90 corridor submarket of Bellevue, Washington for a purchase price of approximately $125 million and Corporate Campus East III, consisting of an approximately 161,000 square foot, multi-tenant office campus located just off the interstate 405 and 520 freeway interchange, less than 5 minutes away from downtown Bellevue, Washington, for a purchase price of approximately $84 million.
•Financing and Capital Markets Activity: In January 2021, we closed our inaugural public bond offering of $500 million in principal amount of 3.375% senior unsecured notes, due in 2031. The offering was more than four times oversubscribed. The bond offering proceeds were used to repay approximately $250 million of debt and the remaining proceeds were used for the acquisitions described above and for general corporate purposes.

•Development Activity: In 2021, we completed redevelopment activity at Oregon Square in Portland, Oregon; furthered redevelopment activity at One Beach Street and furthered development activity at La Jolla Commons, Tower III in San Diego, California, each of which remained on time and on budget, despite the headwinds of supply chain shortages, staffing challenges and governmental delays.
•Leasing Activity: In 2021, we leased approximately 255,485 square feet of office space and 408,397 square feet of retail space.
•Portfolio: As of December 31, 2021, our operating portfolio was comprised of 30 office, retail, multifamily and mixed-use properties with an aggregate of approximately 7.1 million rentable square feet of retail and office space (including mixed-use retail space), 2,112 residential units (including 122 RV spaces) and a 369-room hotel. Additionally, as of December 31, 2021, we owned land at three of our properties that we classified as held for development and construction in progress.
•Financial Results: We achieved funds from operations, or FFO, attributable to common stock and units for 2021 of $152.3 million, or $2.00 per diluted share/unit, a 5.8% increase from the year ended December 31, 2020. (A reconciliation of net income to FFO is included on page 64 of our Annual Report on Form 10-K for the year ended December 31, 2021.)
•Dividends: We declared aggregate dividends in 2021 of $1.16 per share, a 16% increase from the year ended December 31, 2020.
•Investment Grade Credit Ratings: In 2021, we maintained our investment grade credit ratings from all three major U.S. credit rating agencies, consisting of a Baa3/Stable rating from Moody's Investor Service, a BBB- /Stable rating from Standard and Poor's Ratings Services and a BBB/Stable rating from Fitch Ratings.
•ESG Efforts: In 2021, we continued our focus on the positive impact that fostering a culture of diversity and inclusion has on the strength of our business, our economy and our society. Our focus on ESG initiatives (as described above) as well as human capital, including the physical and mental well-being of our employees and stakeholders both within our company and in our communities, has grown stronger and represents the foundation that our culture was built on.
•Continued COVID-19 Pandemic Efforts: In 2021, due to the ongoing COVID-19 pandemic, we remained vigilant and focused on the safety and well-being of our employees, tenants and vendors as our properties remained open and accessible by our tenants. Among other things, we implemented a vaccination mandate for all employees, subject to permitted medical and religious exemptions, effective October 2021 and achieved 99% vaccination rate among all employees.

2021 Executive Compensation Actions
The Compensation Committee took into account a number of factors in making its 2021 and 2022 compensation decisions, including our financial and operational results, individual performance and the impact of the COVID-19 pandemic. It is our intention to provide Messrs. Rady, Barton, Wyll and Gammieri with a target total annual compensation opportunity, including base salary, annual bonus targets and target restricted stock award grants, competitive with the median of similarly-situated executive officers among our then-current NAREIT peer group (based on total market capitalization) for compensation purposes as determined based on the executive's duties, authority and responsibilities (and not solely by reference to title) in the reasonable discretion of the Compensation Committee.
In light of these considerations, the Compensation Committee made the following executive compensation decisions with respect to 2021 and 2022:

•Market-Based Base Salary Increases: We seek to provide our named executive officers with competitive cash compensation opportunities in order to provide them with a stable annual income at an appropriate level, as well as for retention purposes in what is currently a highly competitive labor market for experienced and/or specialized executive and employee talent in our target markets. In December 2021, the Compensation Committee made adjustments to the base salary rates for Messrs. Rady, Barton, Wyll and Gammieri for 2022, each as set forth below (which increases for Messrs. Wyll and Gammieri reflect their promotions and increased scope of responsibility during 2021):

2022 BASE SALARIES FOR NAMED EXECUTIVE OFFICERS

Named Executive Officer	2021 Base Salary	2022 Base Salary	% Increase
Ernest Rady	$612,000	$650,000	6%
Robert F. Barton	$447,681	$475,000	6%
Adam Wyll	$382,500	$425,000	11%
Jerry Gammieri	$247,860	$300,000	21%
•Annual Bonuses: Consistent with the incentive bonus plan authorized in 2021 and described below under "Elements of Executive Officer Compensation," the Compensation Committee conducted a comprehensive evaluation of corporate and individual performance in 2021 for purposes of determining cash bonuses for Messrs. Rady, Barton, Wyll and Gammieri. Additionally, at the request of the Compensation Committee, Mr. Rady conducted a subjective assessment of Messrs. Barton, Wyll and Gammieri's individual performance, which reflected Messrs. Barton, Wyll and Gammieri's contribution to the achievement of our operational and financial performance criteria described herein, including an assessment of the advancement of our ESG initiatives, to be evaluated by the Compensation Committee with respect to the discretionary element of the cash bonuses.

Based upon the Compensation Committee's performance evaluation, the relative roles and responsibilities for Messrs. Rady, Barton, Wyll and Gammieri and an analysis of the objective calculations under our incentive bonus plan (solely for Messrs. Barton, Wyll and Gammieri) with respect to the corporate performance component, the Compensation Committee approved the cash bonuses for Messrs. Rady, Barton, Wyll and Gammieri for 2021 as set forth below:
2021 CASH BONUSES FOR NAMED EXECUTIVE OFFICERS

Executive	2021 Cash Bonus	2021 Target Bonus (% Base Salary)	Actual Bonus (% Base Salary)
Ernest Rady	$1,000,000	N/A	163%
Robert F. Barton	$671,522	100%	150%
Adam Wyll	$487,688	85%	128%
Jerry Gammieri	$185,895	50%	75%

For 2022, the target bonus percentage (i) remains 100% for Mr. Barton, (ii) was increased from 85% to 100% for Mr. Wyll and (iii) was increased from 50% to 75% for Mr. Gammieri (which increases for Messrs. Wyll and Gammieri reflect their promotions and increased scope of responsibility during 2021). Mr. Rady’s annual bonus is determined in the sole discretion of our Compensation Committee and he does not have a target bonus percentage.

•Performance-Based Restricted Stock Grants Tied to FFO Per Share and Relative TSR Performance: Our Compensation Committee has determined to provide annual equity grants to our named executive officers, the vesting of which is based upon achievement of pre-established performance objectives tied to our FFO per share performance and our relative total shareholder return as compared to the S&P 600 Real Estate Index. The stock awards granted to our named executive officers are subject to the performance vesting provisions described herein. The elements of our restricted stock grant awards are designed to ensure that management maintains a long-term focus that serves the best interests of our Company and our stockholders by tying a significant portion of total direct compensation to the achievement of certain operational and financial metrics.

The following table lists the restricted stock awards granted to our named executive officers in December 2021 subject to the achievement of pre-established performance objectives as described below under "Elements of Executive Officer Compensation." It is the current intention of the Compensation Committee for annual grants of restricted stock awards to be made to our named executive officers in December of each calendar year going forward, consistent with our historic practice.

2021 RESTRICTED STOCK GRANTS FOR NAMED EXECUTIVE OFFICERS

	December 2021
Executive	"Target" Number of Shares (1)	"Maximum" Number of Shares (1)	"Target" Value at Grant	"Maximum" Value at Grant
Ernest Rady	59,168	88,752	$2,250,000	$3,375,000
Robert F. Barton	26,297	39,445	$1,000,000	$1,500,000
Adam Wyll	23,667	35,501	$900,000	$1,350,000
Jerry Gammieri	10,519	15,778	$400,000	$600,000
______________
(1)    The "target" and "maximum" value at grant was converted into a "target" and "maximum" number of shares, respectively, of restricted stock based on the fifty day historical average closing price per share (approx. $38.03) of our common stock as of
    December 9, 2021 (the date of the Compensation Committee's approval of grants to our named executive officers and employees).

2021 Advisory Vote on the Compensation of Named Executive Officers

In April 2021, we provided stockholders with the opportunity to provide an advisory vote to approve the compensation of our named executive officers (the say-on-pay proposal). At our 2021 Annual Meeting of Stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers, with approximately 98.5% of the votes cast in favor of the say-on-pay proposal. Of note, each year since our initial public offering in 2011, our stockholders have approved the compensation of our named executive officers at approximately 97% or greater of the votes cast in favor of the say-on-pay proposal each year.

In evaluating our executive compensation program, the Compensation Committee considered the results of the say-on-pay proposal and numerous other factors as discussed in this Compensation Discussion and Analysis. Each of these factors informed the Compensation Committee’s decisions regarding the compensation of our named executive officers. The Compensation Committee will continue to monitor and assess our executive compensation program and consider the outcome of our say-on-pay votes when making future compensation decisions for our named executive officers.

Executive Compensation Program Overview
Our executive compensation program is administered under the direction of the Compensation Committee of the Board. The responsibilities of the Compensation Committee are more fully described above under “Board Committees — Compensation Committee.”

The following table highlights certain of the key features of our executive compensation program. We believe these practices promote good compensation governance and serve the interests of our stockholders.

	WHAT WE DO		WHAT WE DON'T DO
✓	Directly align pay with performance	✗	Excise tax gross-up provisions
✓	Create significant alignment with stockholders and pay a substantial amount of executive compensation in the form of equity	✗	Guaranteed cash incentives, equity compensation or salary increases for executive officers
✓	Performance-based incentive cash program for executives, with bonus tied to financial and operational performance	✗	Single-trigger cash severance in connection with a change in control
✓	Limited guaranteed compensation in the form of base salary	✗	Hedging of our equity securities
✓	Clawback policy for executive officers	✗	Excessive perquisites or other benefits
✓	Maintain a cap on incentive compensation payments
✓	Three-year vesting period of executive stock awards
✓	Robust stock ownership requirements of executives
✓	Annual say-on-pay vote
✓	Assessment of our ESG initiatives in connection with certain compensation decisions

Objectives of Our Compensation Program
Our compensation program is designed to attract, motivate and retain talented and specialized executives that will drive our financial and operational objectives while creating long-term stockholder value. This program is further designed to accomplish the following objectives:
•to attract, retain and motivate a high-quality executive management team capable of creating long-term stockholder value;
•to provide compensation opportunities that are competitive with the prevailing market, are rooted in a pay-for-performance philosophy and create a strong alignment of management and stockholder interests; and
•to achieve an appropriate balance between risk and reward in our compensation programs that does not incentivize unnecessary or excessive risk taking.
Elements of Our Executive Compensation Program
We believe that each of the elements of our executive compensation program plays an important role and that together they serve to achieve our compensation objectives. The Compensation Committee intends for the executive compensation program overall to be aligned with the following long-term philosophical positioning:
•Base Salary: The Compensation Committee intends that annual base salaries for our named executive officers provide a stable annual income at a level that is consistent with the individual executive officer's role and contribution to the Company.
•Annual Bonuses: Annual bonus opportunities are intended to link each executive officer's compensation to our overall financial and operating performance, and the officer's individual and business unit performance, for a particular year.
•Long-Term Equity Incentive Awards: Long-term equity incentive awards, consisting of restricted stock awards, are intended to further promote retention through multi-year performance-based vesting, to significantly align the financial interests of our executives with those of our stockholders and to encourage actions that maximize long-term stockholder value.
•Other Compensation: The named executive officers also are eligible to receive other elements of compensation, including health and retirement benefits, as described below under “Other Benefits.” All of these compensation elements are considered by the Compensation Committee in setting the compensation of our named executive officers. To the extent that we provide our named executive officers with any perquisites or benefits beyond those provided to all other employees, such arrangements will be limited in scope and conservative in relation to market practices. We have also entered into employment agreements with Messrs. Rady, Barton and Wyll, which are described below under “— Restated Employment Agreements” and “— Potential Payments Upon Termination or Change in Control.”
•Allocation of Compensation: The Compensation Committee strives to strike an appropriate balance among base salary, annual bonus and long-term incentives, and it may adjust the allocation of pay in order to facilitate the achievement of our objectives or for retention purposes to remain competitive in highly competitive labor the market for specialized executive talent. We have not adopted any formal or informal policies or guidelines for allocating compensation between long-term and short-term compensation, between cash and non-cash compensation or among different forms of cash and non-cash compensation. We do not guarantee that any executive will receive a specific market-derived compensation level and actual compensation may be above or below targets based on both Company and individual performance.

The compensation levels of the named executive officers reflect to a significant degree their varying roles and responsibilities.

Determination of Compensation Awards
The initial compensation arrangements with Messrs. Rady, Barton and Wyll were determined in negotiations with each individual executive both prior to our initial public offering and in March 2014, and based on input from our independent compensation consultants at such times. Since then, our Compensation Committee annually reviews and determines the total compensation to be paid to our named executive officers based on our performance and its assessment of the individual performance of our named executive officers, as described below.
Role of Management. Mr. Rady, our Chairman and Chief Executive Officer, may make recommendations to the Compensation Committee based on its requests. Mr. Rady also discusses with the Compensation Committee members:
•the Company's and its peers' performance;
•the financial and other impacts of proposed compensation changes on our business;
•compensation peer group data; and
•the performance of the other named executive officers, including information on how he evaluates the other executives' individual and business unit performances.

The Compensation Committee also gathers data on the Chief Executive Officer's performance through several channels, including qualitative and quantitative assessments of our performance, discussions with other members of the management team and discussions with other members of the Board.

The Compensation Committee generally meets without any members of management present, except for Mr. Wyll who serves as secretary for such meetings. To the extent any of the named executive officers attend a Compensation Committee meeting, Mr. Wyll does not attend any portion of the Compensation Committee meeting intended to be held without members of management present, or any executive sessions relating to his own compensation.

Competitive Market Data and Compensation Consultants.  The Compensation Committee did not receive any compensation advice or services from a compensation consultant in respect of the 2021 compensation of the named executive officers.

Consistent with prior years, the Compensation Committee determined to utilize peer data from the then-current NAREIT Compensation Survey in the review and evaluation of its compensation decisions for the named executive officers in 2021. The 2021 compensation peer group established by our Compensation Committee consists of the participating REITs included in the 2021 NAREIT Compensation Survey in the $3 billion to $5 billion of total capitalization range. As of December 1, 2021, our total capitalization was approximately $4.3 billion. For the $3 billion to $5 billion total capitalization range, the 2021 NAREIT Compensation Survey included responses of 22 companies for Chief Executive Officer, 19 companies for Chief Financial Officer and 15 companies for Chief Operating Officer. The 2021 NAREIT Compensation Survey had insufficient data for Top Construction Professional in our total capitalization range, so other sources of information were utilized for a review and evaluation of Mr. Gammieri's compensation. The 2021 NAREIT Compensation Survey discloses only a partial list of participants and therefore, our Compensation Committee was not aware of the specific companies included within our total capitalization range for our named executive officers.

While certain REITs included in our total market capitalization range from the 2021 NAREIT Compensation Survey may not be in direct competition with us, our Compensation Committee believes that such peer group is reasonably representative of our market for executive talent in the publicly-traded, commercial real estate space.

It is our intention to provide Messrs. Rady, Barton, Wyll and Mr. Gammieri with total target annual compensation opportunities competitive with the median of similarly-situated executive officers among our then-current compensation peer group as determined in the reasonable discretion of the Compensation Committee, and we believe the compensation for our executives in 2021 was consistent with that approach.

Elements of Executive Officer Compensation
The Compensation Committee does not solely seek to benchmark compensation based upon the NAREIT Compensation Survey reviewed. To a significant degree, the Compensation Committee uses its subjective judgment based upon a review of all information, including an annual review for Messrs. Rady, Barton, Wyll and Gammieri of their respective level of responsibility, contributions to our financial and operational results and our overall performance. The Compensation Committee makes a generalized assessment of these factors and this information is not weighted in any specific manner.

Base Salary
In determining annual base salary increases, the Compensation Committee will consider each named executive officer's individual performance and business unit performance, as well as our overall performance, market conditions and median salary information of our compensation peer set, as appropriate.

During 2021, our named executive officers received base salary increases as described under "Executive Summary" above. As noted above, the increases for Messrs. Wyll and Gammieri reflect their promotions and increased scope of responsibility during 2021, and were intended to bring their base salaries to levels commensurate with the foregoing pay positioning for their new positions and roles.

Cash Bonuses
Our annual incentive bonus plan provides annual cash bonus opportunities based, in part, on the achievement of specific, pre-established corporate performance objectives by Messrs. Barton, Wyll and Gammieri and, in part, on individual performance.

Eligibility to receive these cash bonuses incentivizes such executive officers to strive to perform at their highest levels and further our interests and the interests of our stockholders. Mr. Rady did not participate in the incentive bonus plan or have a target bonus percentage in 2021, and as such, his annual bonus was entirely at the discretion of the Compensation Committee.

Minimum, Target and Maximum Bonus Amounts. Under the incentive bonus plan, 50% of Messrs. Barton, Wyll and Gammieri's annual bonus will be tied to corporate financial measures, with “threshold,” “target” and “maximum” performance levels corresponding to the payout levels for the corporate component of each such executive officer's target annual bonus payout (with below threshold representing a 0% payout level for the applicable financial measure, target performance representing a 100% payout level for the applicable financial measure and maximum or greater performance representing a 200% payout level for the applicable financial measure). Fifty percent of Messrs. Barton, Wyll and Gammieri's annual bonus will be determined in the discretion of the Compensation Committee based on the executive’s individual performance and such other factors as the Compensation Committee deems appropriate, including an assessment of the advancement of our ESG initiatives.

The payout levels to be determined for the 50% discretionary component of Messrs. Barton, Wyll and Gammieri's annual bonus will range between 0% and 250% of target. As a result, in no event will Messrs. Barton, Wyll or Gammieri receive an annual bonus payout in excess of 250% of their respective target bonus.

2021 target bonuses under the incentive bonus plan for Robert F. Barton, our Executive Vice President and Chief Financial Officer, Adam Wyll, our President and Chief Operating Officer, and Jerry Gammieri, our Senior Vice President of Construction and Development, were 100%, 85% and 50% of base salary, respectively.

2021 Annual Cash Incentives

Corporate Performance Measure for 2021. The corporate financial measure for the annual bonuses for Messrs. Barton, Wyll and Gammieri under the cash bonus plan in 2021 was FFO per share. The Compensation Committee has the exclusive authority, in its reasonable discretion, to determine the FFO per share for purposes of the corporate component of the annual bonuses (including, if so determined by the Compensation Committee, to determine FFO per share based on reasonable estimates of FFO per share for 2021 based on the Company's guidance (if any) published prior to the end of 2021, the Company's internal forecast presented to the Board in its regularly scheduled third quarter Board meeting and/or such other sources as the Compensation Committee deems appropriate).

The threshold, target and maximum levels of FFO per share established by the Compensation Committee for 2021 bonus purposes in January 2021 were as follows:

Company FFO Per Share	Performance Multiplier (1)
$1.75	Maximum - 200%
$1.71	Target - 100%
$1.67	Threshold - 25%
Below $1.67	0%
            ______________

(1) Performance between achievement levels will be determined by linear interpolation.

For the purposes of the cash bonus plan calculations, “FFO” means net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures, as calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts and in a manner generally consistent with the FFO calculations set forth in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and/or any supplemental information filed in connection therewith; and “FFO Per Share” means FFO per share (computed in accordance with generally accepted accounting principles), as calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts and in a manner generally consistent with the FFO per share calculations set forth in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and/or any supplemental information filed in connection therewith. (A reconciliation of net income to FFO is included on page 64 of our Annual Report on Form 10-K for the year ended December 31, 2021.)

The Compensation Committee selected the foregoing performance measure for 2021 because they believed that FFO per share represented the key financial and operational performance metric for which Messrs. Barton, Wyll and Gammieri were directly or indirectly responsible, thereby creating a clear link between executive actions and corporate results. In addition, the Compensation Committee believed that the selected performance measure was important to sustaining our long-term performance. This performance measure is also commonly used by other REITs to measure performance.

Individual Performance Measures for 2021. A portion of each of Messrs. Barton, Wyll and Gammieri's annual bonus was determined in the sole discretion of the Compensation Committee in 2021 based on individual performance and the consideration of such other factors as the Compensation Committee determined to be appropriate, including an annual assessment of our progress on our ESG initiatives as described herein.

Determination of 2021 Cash Bonus Amounts

The Compensation Committee determined the bonuses for Messrs. Barton, Wyll and Gammieri based on the achievement of the established goals and its subjective evaluation of each such executive officer's individual performance, including, without limitation, such executive officer's contributions to the Company during the COVID-19 pandemic. For 2021, our FFO per share was $2.00, above the maximum level of the FFO range of $1.75 of FFO per share. As a result, Messrs. Barton, Wyll and Gammieri's performance multiplier was 200% with respect to the corporate component of the annual bonuses under the cash bonus plan in 2021.

Furthermore, with respect to the discretionary component of the annual bonuses in 2021, the Compensation Committee determined to award 100% of target level for each of Mssrs. Barton, Wyll and Gammieri based on their contributions to the achievement of our operations and financial performance, as well as the advancement of our ESG initiatives. In regards to the assessment of our ESG initiatives, the Compensation Committee evaluates our named executive officers leadership efforts in 2021 in regards to our diversity, equity, inclusion, employee training, reduction of waste and emissions and proper risk management, cybersecurity and regulatory controls and workforce health and safety matters, as described herein, as well as quantitative data based on our increased score in GRESB from 2020 to 2021, and our GRESB ranking relative to our peers.

Discretionary Bonus for Mr. Rady. The Compensation Committee determined to award Mr. Rady a discretionary bonus of $1,000,000 for 2021. Mr. Rady's discretionary cash bonus was determined by our Compensation Committee based on its consideration of the factors described above in connection with the determination of the bonuses for Messrs. Barton, Wyll and Gammieri under the annual incentive bonus plan for 2021 as well as Mr. Rady's decisive leadership and substantial contribution to our finances and operations in 2021, including, without limitation, with respect to the COVID-19 pandemic.

The actual annual bonuses paid to the named executive officers for 2021 are set forth below in the "Summary Compensation Table."

2022 Annual Cash Incentives

For 2022, our Compensation Committee has established an annual incentive bonus plan for Messrs. Barton, Wyll and Gammieri consistent with the threshold, target and maximum bonuses described above for 2021, the weightings between corporate and individual performance in determining final annual bonus payouts and the performance measures described herein.

Corporate Performance Measure for 2022. The corporate financial measure that will determine the payout of the corporate component of the annual bonuses for Messrs. Barton, Wyll and Gammieri under the cash bonus plan in 2022 is FFO per share. The Compensation Committee has the exclusive authority, in its reasonable discretion, to determine the FFO per share for purposes of the corporate component of the annual bonuses (including, if so determined by the Compensation Committee, to determine FFO per share based on reasonable estimates of FFO per share for 2022 based on the Company's guidance (if any) published prior to the end of 2022, the Company's internal forecast presented to the Board in its regularly scheduled third quarter Board meeting and/or such other sources as the Compensation Committee deems appropriate). The corporate component of the annual bonuses may be revised (either positively or negatively) at the reasonable discretion of the Compensation Committee in the event that, among other things, there were events or circumstances that the Compensation Committee believed were extraordinary or unusual in nature or infrequent in occurrence and that otherwise had an unintended effect on the calculations.

Individual Performance Measures for 2022. A portion of Messrs. Barton, Wyll and Gammieri's annual bonus will be determined in the sole discretion of the Compensation Committee in 2022 based on their contributions to the achievement of our operations and financial performance, as well as an assessment of the advancement of our ESG initiatives.

Long-Term Equity Incentive Awards
Long-term equity incentives are provided to our named executive officers through grants of restricted stock by the Compensation Committee pursuant to the Amended Equity Plan, as further described below. Subject to the terms of the Amended Equity Plan, the Compensation Committee, as plan administrator, has the discretion to determine both the recipients of awards and the terms and provisions of such awards, including the applicable exercise or purchase price, expiration date, vesting schedule and terms of exercise. The Amended Equity Plan is subject to certain limitations on the maximum number of shares granted or cash awards payable in any calendar year.

We intend that grants of long-term incentive awards will be designed to increase our named executive officers' stock ownership in our Company, to directly align employee compensation with the interests of our stockholders and to encourage actions that maximize long-term stockholder value. We expect that future grants of our long-term incentive awards will generally vest over several years, thereby providing an incentive for the grantee to remain with us. We do not coordinate the timing of equity award grants with the release of material non-public information nor do we time the release of material non-public information for purposes of affecting the value of executive compensation. Additionally, we currently do not have outstanding time-based equity awards with any of our employees (except for our non-employee directors).

The Compensation Committee makes annual awards of performance-based restricted shares to our named executive officers in December of each year. The purpose of the long-term incentive award program continues to be alignment of the interests of executives with the interests of our stockholders, retention of executives and promotion of actions that result in long-term stockholder value creation.
Messrs. Rady, Barton, Wyll and Gammieri will be granted performance-based restricted stock awards on an annual basis, subject to the discretion and approval of the Compensation Committee. Pursuant to the employment agreements, it is our intention that Messrs. Rady, Barton and Wyll will receive an annual award of performance-based restricted stock that will, together with base salary and target bonus opportunities, provide the executive with target total annual compensation competitive with the median of similarly-situated executive officers among our then current compensation peer group in the reasonable discretion of the Compensation Committee. Each such annual restricted stock award will have an aggregate value at "target" performance levels and at "maximum" performance levels on the date of grant as follows (which amounts may be increased or decreased each year by the Compensation Committee based on its consideration of comparable compensation peer group data):

ANNUAL STOCK GRANT VALUES FOR NAMED EXECUTIVE OFFICERS

Executive	Annual Target Stock Grant Value	Annual Maximum Stock Grant Value
Ernest Rady	$2,250,000	$3,375,000
Robert F. Barton	$1,000,000	$1,500,000
Adam Wyll	$900,000	$1,350,000
Jerry Gammieri (1)	$400,000	$600,000
______________

(1)    We have not established a formalized or contractual annual target stock grant for Mr. Gammieri. Amounts in the table above for Mr. Gammieri were values determined by our Compensation Committee in 2021.

2021 Long-Term Equity Incentive Awards.

In December 2021, the Compensation Committee awarded each of our named executive officers an award of performance-based restricted shares of our common stock consistent with the methodology described below. The actual number of shares granted to each of the named executive officers in 2021 is set forth in the table on page 32 entitled "2021 Restricted Stock Grants for Named Executive Officers."

The restricted stock awards granted in December 2021 are eligible to vest over a three-year period based on the results of two performance-based measures: (1) our FFO per share for the FFO performance period and (2) our relative total shareholder return, or TSR performance, as compared to the S&P 600 Real Estate Index, over a one-year, two-year and three-year performance period ending November 30, 2022, 2023 and 2024. For purposes of the awards, the TSR calculation will take into account both stock price appreciation and dividends assuming all dividends are reinvested. Up to one-third of the shares of restricted stock granted in December 2021 may vest based on the performance-based measurements as of each of November 30, 2022, 2023 and 2024.

Our Compensation Committee determined to utilize the foregoing performance-based metrics in connection with the December 2021 grants because they believed that:

•FFO per share represents the key financial and operational performance metric that most REITs are measured by and for which our named executive officers are directly responsible, thereby creating a clear link between executive actions and corporate results.
•The S&P 600 Real Estate Index is a diversified real estate index comprised of 48 real estate companies in the S&P 600 (including the Company), of which 43 are equity REITs (like the Company) across most REIT property types (i.e., office, retail, multifamily and mixed-use/hospitality), which provides an appropriate comparison to the diversified portfolio (office, retail, multifamily and mixed-use/hospitality) of the Company.
•The selected performance metrics of FFO per share and relative TSR are important to sustaining our long-term performance and are commonly used by other REITs to measure performance-based awards.
•Our performance-based restricted shares from each of the prior three years (which remain in-place with the same performance-based metrics since they were initially issued) measured performance based on our TSR performance compared to the Bloomberg Shopping Center REIT Index (as described below), which is no longer an appropriate comparison index, as our retail portfolio comprised less than 30% of our net operating income in 2021, due, in large part, to our acquisitions of multiple office projects (in excess of $700 million over the past few years) and current development and redevelopment of additional office projects (in excess of $200 million).

For the shares of restricted stock awarded in December 2021, performance rankings corresponding to the vesting percentage for each of the three performance periods (one-year, two-year and three-year) are based on our "FFO Per Share" and our "Relative TSR Performance" as set forth in the following tables:

Payout Level	FFO Per Share(1)(2) Performance for the FFO Performance Period(3)	FFO Performance Multiplier(4)
Maximum	Top End of FFO Per Share Range in Budget or above	150%
Target	Mid-Point of FFO Per Share Range in Budget	100%
Threshold or below	Low End of FFO Per Share Range in Budget or below	50%
______________

(1) “FFO” means net income (loss) (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures, as calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts and in a manner generally consistent with the FFO calculations set forth in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and/or any supplemental information filed in connection therewith.

(2) “FFO Per Share” means FFO per share (computed in accordance with generally accepted accounting principles), as calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts and in a manner generally consistent with the FFO per share calculations set forth in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and/or any supplemental information filed in connection therewith.

(3) “FFO Performance Period” means the period beginning on January 1 and ending on December 31. Note that the Compensation Committee may use reasonable estimates for FFO (if available and as necessary) for the month of December (as of November 30) to effectuate vesting prior to calendar year-end, consistent with prior years.

(4)     If the Company achieves FFO Per Share performance that falls between the foregoing levels, the FFO Performance Multiplier will be determined by linear interpolation between the applicable levels.

Relative TSR Performance(1)(2) Relative to the S&P 600 Real Estate Index(3) for the TSR Performance Period(4)	TSR Performance Multiplier(5)
+500 bps and above	FFO Performance Multiplier + 10% (but not to exceed 150%)
Between +500 bps and -500 bps	FFO Performance Multiplier
-500 bps and below	FFO Performance Multiplier - 10% (but not below 50%)
______________

(1) “Relative TSR Performance” means the Company TSR less the S&P 600 Real Estate Index TSR, in each case for the applicable performance period, expressed in basis points.

(2) "Company TSR” means the Company’s compounded annual total shareholder return for the applicable performance period calculated in accordance with the total shareholder return calculation methodology used in the S&P 600 Real Estate Index (assuming the reinvestment of all dividends).

(3) "S&P 600 Real Estate Index” means the compounded annual total shareholder return for the S&P 600 Real Estate Index for the applicable performance period (assuming the reinvestment of all dividends).

(4) For purposes of the 2021 performance restricted stock awards, there are three “TSR Performance Periods.” The First TSR Performance Period means the period beginning on December 1, 2021 and ending on November 30, 2022. The Second TSR Performance Period means the period beginning on December 1,

2021 and ending on November 30, 2023. The Third TSR Performance Period means the period beginning on December 1, 2021 and ending on November 30, 2024.

(5) "TSR Performance Multiplier” means, for each performance period, the performance multiplier determined pursuant to the chart above based on the Company’s Relative TSR Performance relative to the S&P 600 Real Estate Index for the applicable performance period.

The Compensation Committee retains the discretion to adjust the FFO Performance Multiplier and TSR Performance Multiplier (either positively or negatively) to address events or circumstances that are extraordinary or unusual in nature or infrequent in occurrence or that otherwise have an unintended effect on the calculation of the FFO Performance Multiplier.

We expect to grant similar performance-based restricted stock awards in future fiscal years as provided in the restated employment agreements and on similar terms to those described above, although the Compensation Committee retains the discretion to adjust the amount of such awards and the vesting terms applicable to such awards.
Vesting of 2018 Performance Based Awards, 2019 Performance Based Awards and 2020 Performance Based Awards.

In each of December 2018, December 2019 and December 2020, the Compensation Committee awarded each of our named executive officers an award of performance-based restricted shares of our common stock. Each of the restricted stock awards granted to our named executive officers in December 2018, December 2019 and December 2020 are eligible to vest based on our TSR performance over a one-year, two-year and three-year performance period relative to the Bloomberg REIT Shopping Center Index, or the BBRESHOP Index. Up to one-third of the shares of restricted stock subject to each such award was eligible to vest on November 30, 2021.

For the shares of restricted stock awarded in December 2018, December 2019 and December 2020, performance rankings corresponding to the vesting percentage for each measurement date are based on our "Relative TSR Performance" as follows:

Relative TSR Performance(1)(2) Relative to the Bloomberg Shopping Center REIT Index(3) for the Performance Period(4)	TSR Performance Multiplier(5)
+500 bps and above	150%
+400 bps	140%
+300 bps	130%
+200 bps	120%
+100 bps	110%
0 bps	100%
-100 bps	90%
-200 bps	80%
-300 bps	70%
-400 bps	60%
-499 bps	50%
-500 bps and below	Up to 50% as determined by the Compensation Committee in its reasonable discretion based on the Compensation Committee's qualitative assessment of overall Company and Participant performance during the Performance Period
______________

(1) “Relative TSR Performance” means the Company TSR less the Bloomberg Shopping Center REIT Index TSR, in each case for the applicable performance period, expressed in basis points.

(2) "Company TSR” means the Company’s compounded annual total shareholder return for the applicable performance period calculated in accordance with the total shareholder return calculation methodology used in the BBRESHOP Index (and, for the avoidance of doubt, assuming the reinvestment of all dividends paid).

(3) "BBRESHOP Index TSR” means the compounded annual total shareholder return for the BBRESHOP Index for the applicable performance period (assuming the reinvestment of all dividends).

(4) For purposes of these performance restricted stock awards, there are three “performance periods.” By way of example, for the December 2020 awards, the “first performance period” means the period beginning on December 1, 2020 and ending on November 30, 2021. The “second performance period” means the period beginning on December 1, 2020 and ending on November 30, 2022. The “third performance period” means the period beginning on December 1, 2020 and ending on November 30, 2023.

(5) "TSR Performance Multiplier” means, for each performance period, the performance multiplier determined pursuant to the chart above based on the Company’s Relative TSR Performance relative to the BBRESHOP Index for the applicable performance period.

The Compensation Committee retains the discretion to adjust the TSR Performance Multiplier (either positively or negatively) to address events or circumstances that are extraordinary or unusual in nature or infrequent in occurrence or that otherwise have an unintended effect on the calculation of the TSR Performance Multiplier.

In addition, as noted in the table above, in the event our relative TSR performance is less than the threshold level of performance, up to 50% of the “target” number of shares may vest based on our Compensation Committee’s qualitative assessment of individual and Company performance for the applicable performance period. This equity formula does not guarantee any minimum vesting levels, as the assessment, including the qualitative component, is entirely based on individual and Company performance. In such regard, our Compensation Committee can award less than fifty percent (50%) of target if warranted due to underperformance.

In December 2021, after review of our relative TSR performance compared to the BBRESHOP Index TSR for the one-year, two-year and three-year performance periods ending November 30, 2021 under the restricted stock awards granted in 2018, 2019 and 2020, our Compensation Committee applied its authority to provide for up to 50% vesting at target levels of such awards for the performance period under each such award ending on November 30, 2021. In making its determination to approve the vesting of a portion of such awards, the Compensation Committee noted that, at the time such grants were initially approved, the BBRESHOP Index was a meaningful index to use given that it is an industry index made up of shopping center REITs that we previously compared ourselves to, were previously typically benchmarked against us by institutional analysts and whose businesses were previously generally aligned with ours. As discussed above, however, the BBRESHOP Index is no longer an appropriate comparison index, as our retail portfolio comprised less than 30% of our net operating income in 2021, due, in large part, to our acquisitions of multiple office projects (in excess of $700 million over the past few years) and current development and redevelopment of additional office projects (in excess of $200 million), and may no longer provide an appropriate metric for measurement of our TSR performance.

On November 30, 2021, the third measurement date for the performance-based restricted stock awards granted in 2018, the Company TSR was (9.70%) and the BBRESHOP Index TSR was 23.48% for the three-year performance period from December 1, 2018 to November 30, 2021.

On November 30, 2021, the second measurement date for the performance-based restricted stock awards granted in 2019, the Company TSR was (22.93%) and the BBRESHOP Index TSR was 6.64% for the two-year performance period from December 1, 2019 to November 30, 2021.

On November 30, 2021, the first measurement date for the performance-based restricted stock awards granted in 2020, the Company TSR was 22.11% and the BBRESHOP Index TSR was 50.13% for the one-year performance period from December 1, 2020 to November 30, 2021.

In each case, the Relative TSR Performance was -500 bps or more below the BBRESHOP Index TSR for the applicable performance period.

In light of the Compensation Committee’s review of the changes in the Company’s focus and our overall performance, our Compensation Committee determined that (i) due to the COVID-19 pandemic, there were events or circumstances that they believed were extraordinary or unusual in nature or infrequent in occurrence and that otherwise had an unintended and unavoidable effect on the relative TSR calculations, (ii) employee retention at the Company was more important now than ever in light of the highly competitive labor market for experienced and/or specialized executive and employee talent in our target markets and (iii) the named executive officers provided significant contributions to the Company in 2021 during the COVID-19 pandemic, including without limitation, as set forth in the fiscal and operational 2021 results of the Company outlined in the executive summary above as well as the items set forth below:

•the named executive officers' ongoing leadership of the Company during the COVID-19 pandemic, including, without limitation, their continued efforts to (i) protect and preserve our workforce through increased security and additional health and safety protocols, (ii) implement business continuity and crisis management plans for our employees, tenants, vendors and stakeholders expeditiously, (iii) fortify our long-term liquidity and (iv) enhance leadership efforts with regard to the Company's ESG and human capital initiatives (as described herein);
•the Company's rent collection rate and trends during the COVID-19 pandemic, from April 2020 (at approximately 76% as of April 30, 2020) through November 2021 (at approximately 97% as of November 30, 2021). This was a testament, in large part, to the tireless work of our in-house collection team comprised of our named executive officers, property managers, lease administrators and legal team;
•the strength of the Company's balance sheet during the COVID-19 pandemic. This includes, without limitation, the Company closing its inaugural public bond offering in January 2021 of $500 million in principal amount of 3.375% senior unsecured notes, due in 2031. The offering was more than four times oversubscribed; and additionally, the Company successfully closing on its third amended and restated credit agreement in January 2022, which among other things, increased the revolving line of credit from $350 million to $400 million, extended the maturity date of the revolving line of credit and $100 million term loan, decreasing the applicable ratings-based pricing spreads and transitioning borrowings to the Secured Overnight Financing Rate (SOFR), and away from LIBOR; each of which was negotiated by our named executive officers in the fourth quarter of 2021;
•the dividend payout by the Company in 2021 increased 16% over the Company's total dividend payout in 2020;
•we increased our rating with GRESB (the global ESG benchmark for financial markets) three consecutive years from 2019 to 2021, in-line with our peer average and above GRESB averages.
•maintaining our investment grade credit ratings from all three major U.S. rating agencies (including a rating agency upgrade to BBB/Stable rating from Fitch Ratings in the early stages of the COVID-19 pandemic);
•the embedded contractual growth and cash flow in the Company's office portfolio between 2021 and 2023;
•successfully closing on the acquisition of two office projects in Bellevue, Washington, for approximately 280,000 square feet and 161,000 square feet, for a purchase price of $125 million and $84 million, respectively; and
•development and construction activity at One Beach Street, Oregon Square and La Jolla Commons remaining on time and on budget, despite the headwinds of supply chain shortages, staffing challenges and governmental delays.

In light of each of these items above, among others, the Compensation Committee determined to recognize (i) the individual efforts of the named executive officers in light of the foregoing achievements, (ii) the Company’s overall success in spite of the challenges that 2021 and the COVID-19 pandemic continued to present and which had a direct impact on the sole metric (relative TSR) to which the vesting of the 2018, 2019 and 2020 restricted stock awards were tied and (iii) the Company's desire to continue to promote the retention by the Company of the named executive officers and employees. As such, the Compensation Committee determined that the Company’s performance and the contributions of the named executive officers and employees in other areas and based on other achievements merited above, to exercise its authority under the terms of the awards to authorize vesting of the portion of the performance-based restricted stock awards granted in December 2018, December 2019 and December 2020 that were scheduled to vest on November 30, 2021 at 50% of target levels, with the remaining eligible but unvested restricted stock for such tranche to be automatically forfeited by the named executive officers and employees.

Summary of Vesting of Outstanding Awards. The following table lists the years in which the performance-based vesting restricted stock awards granted to our named executive officers may vest, commencing in January 2022. The shares subject to the performance-based restricted stock awards below represent the maximum number of shares subject to such awards that may vest (the table does not include shares that have vested prior to December 31, 2021), assuming the highest performance hurdles are achieved and all of the shares subject to such awards ultimately vest.

Executive	Year	Performance Vesting Restricted Stock
Ernest Rady	2022	90,151
	2023	68,924
	2024	29,584
Robert F. Barton	2022	43,432
	2023	32,818
	2024	13,149
Adam Wyll	2022	36,061
	2023	27,570
	2024	11,833
Jerry Gammieri	2022	17,373
	2023	13,127
	2024	5,260
Accelerated Vesting of Restricted Stock Awards

In general, a recipient of a restricted stock award must be employed by or providing services to the Company on each applicable measurement date in order to vest in the portion of the award scheduled to vest with respect to such measurement date.

In the event a named executive officer's employment is terminated by reason of his death or disability prior to the end of the performance period and prior to a change in control, he shall vest in the “maximum” number of shares granted to him, less any shares previously vested or forfeited under the award pursuant to its terms, on the date of termination.

In the event Messrs. Rady, Barton or Wyll's employment is terminated by reason of his termination by the Company without cause (as defined in the restated employment agreement) or his resignation for good reason (as defined in the restated employment agreement) prior to the end of the performance period and prior to a change in control, he shall vest in the “maximum” number of shares granted to him, less any shares previously vested or forfeited under the award pursuant to its terms. Mr. Gammieri is not currently entitled to accelerated vesting upon termination of employment prior to a change of control, other than by reason of death or disability, as described below.

In the event of a change in control, the named executive officer shall remain eligible to vest in the “maximum” number of shares granted to him (with respect to any performance period that has not yet been completed), less any shares previously vested or forfeited under the award pursuant to its terms, in equal installments on the measurement date(s) following the change in control, subject to accelerated vesting of such shares in the event of his termination of employment by reason of death, disability, or, for Messrs. Rady, Barton or Wyll, termination by the Company without cause or resignation for good reason or death or disability after the date of such change in control.

Other Benefits
We provide benefits such as medical, dental and life insurance and disability coverage for all of our employees, including our named executive officers. We also provide personal paid time off and other paid holidays to all employees, including the named executive officers. We believe that our employee benefit plans are an appropriate element of compensation and are necessary to attract and retain employees. We do not provide our named executive officers with significant perquisites.

401(k) Plan
We maintain a retirement savings plan under section 401(k) of the Internal Revenue Code of 1986, as amended, or the Code, to cover our eligible employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. We currently match each eligible participant's contributions, within prescribed limits, with an amount equal to 100% of such participant's initial 5% of tax-deferred contributions. In addition, we reserve the right to make additional discretionary contributions on behalf of eligible participants.

Insider Trading and Anti-Hedging Policies
Our insider trading policies contain stringent restrictions on transactions in our stock by executive officers, employees and directors. All trades by executive officers and directors must be pre-cleared with our General Counsel. Furthermore, no executive officer, employee or director may engage in any hedging transactions with respect to any equity securities of the Company held by them, whether vested or unvested, which includes the purchase of any financial instrument (including puts and call options) designed to directly hedge or offset any decrease in the market value of such equity securities.

Compensation Recovery Policy
We maintain a compensation recovery policy, or clawback policy, under which we may require reimbursement and/or cancellation of performance-based incentive compensation, including, without limitation, equity-based incentive compensation and non-equity incentive compensation, awarded to our officers under certain circumstances. In the event of a restatement of our previously issued financial statements, a review will be undertaken by our Board (or a designated committee of our Board) of performance-based incentive compensation paid and/or awarded to our officers that was attributable to our financial performance during the time periods restated. If our Board determines that an officer was improperly compensated, such officer violated our clawback policy and that it is in our best interests to recover or cancel such compensation, our Board will pursue all reasonable legal remedies to recover or cancel such performance-based incentive compensation consistent with our clawback policy. The clawback policy further provides that if our Board learns of any misconduct by certain officers that caused the restatement, our Board shall take such action as it deems necessary to remedy the misconduct, prevent its recurrence and, if appropriate, based on all relevant facts and circumstances, punish the wrongdoer. Such punishment by our Board could include dismissal, legal action for breach of fiduciary duty or such other action to enforce the officer’s obligations to us as may fit the facts surrounding the particular case. In determining the appropriate punishment, our Board may take into account, among other things, punishments imposed by third parties. Our Board’s power to determine the appropriate punishment for the wrongdoer is in addition to, and not in replacement of, remedies imposed by such third parties.

Stock Ownership Guidelines for Named Executive Officers
We maintain stock ownership guidelines for our named executed officers pursuant to which such named executive officers are required to maintain a level of ownership of equity (excluding unearned performance-based stock awards) in the Company equal to three times the base salary for Mr. Rady and two times the base salary for each of Mssrs. Barton, Wyll and Gammieri, subject to certain limited exceptions. Mssrs. Rady, Barton, Wyll and Gammieri are currently in compliance with our stock ownership guidelines. Any newly appointed named executive officers will be required to meet this requirement within three years of such appointment.

Stock Holding Requirements
Our stock ownership guidelines provide that, if an executive falls short of the applicable level of stock ownership, the executive is expected to hold (and not sell) at least 50% of the net shares acquired upon exercise, vesting or payment, as the case may be, of any equity award granted by us to the executive. “Net shares” for this purpose means the total number of shares acquired by the executive upon exercise, vesting or payment, as the case may be, of the award, after reduction for shares having a fair market value equal to the exercise price of the award (in the case of a stock option) and after reduction for shares having a fair market value equal to the executive’s expected tax liability resulting from the exercise, vesting or payment of the award.

Tax Deductibility of Executive Compensation

The Compensation Committee intends to consider, or otherwise rely on the Company and/or its external auditors guidance on, the anticipated tax treatment to the Company and the named executive officers in its review and establishment of compensation programs and payments, including, without limitation, the impact of Section 162(m. Under Section 162(m), we are generally precluded from deducting compensation in excess of $1.0 million per year paid to each of our current or former named executive officers. The deductibility of certain awards may depend upon the timing of the named executive officer's vesting or exercise of previously granted rights. Furthermore, we must take into account our distributive share of the deduction for compensation paid to the named executive officers by a lower-tier operating partnership. In addition, because we qualify as a REIT under the Code, we generally are not subject to federal income taxes. At this time, we do not expect that the payment of compensation that is not deductible pursuant to Section 162(m) of the Code will have a material adverse federal income tax consequence to us, as long as we continue to qualify as a REIT under the Code. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Compensation Committee's control also can affect deductibility of compensation. Accordingly, the Compensation Committee has not adopted a policy that all compensation must be deductible and the Compensation Committee's general policy is to maintain flexibility in compensating named executive officers in a manner designed to promote varying corporate goals.

Accounting Standards

ASC Topic 718, Compensation-Stock Compensation (referred to as ASC Topic 718 and formerly known as FASB 123R), requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of equity awards under our Amended Equity Plan will be accounted for under ASC Topic 718. Our Compensation Committee will regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of our named executive officers for the fiscal years ended December 31, 2021, December 31, 2020 and December 31, 2019.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Cash Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Cash Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Ernest S. Rady Chairman of the Board and Chief Executive Officer	2021	612,000	1,000,000	3,232,619	—	—	—	217,155	5,061,774
	2020	600,000	840,000	2,845,667	—	—	—	148,131	4,433,798
	2019	545,900	1,200,000	1,883,896	—	—	—	154,669	3,784,465
Robert F. Barton Executive Vice President and Chief Financial Officer	2021	447,681	223,841	1,494,378	—	447,681	—	152,427	2,766,008
	2020	438,903	438,903	1,422,834	—	—	3,936	118,267	2,422,843
	2019	414,060	207,030	941,963	—	414,060	3,722	109,970	2,090,805
Adam Wyll President and Chief Operating Officer	2021	382,500	162,563	1,261,681	—	325,125	—	131,690	2,263,559
	2020	375,000	318,750	1,111,090	—	—	—	116,842	1,921,682
	2019	350,200	131,325	753,576	—	262,650	—	88,983	1,586,734
Jerry Gammieri Senior Vice President of Construction and Development	2021	247,860	61,965	597,751	—	123,930	—	78,720	1,110,226
	2020	243,000	121,500	569,127	—	—	—	63,869	997,496
	2019	235,870	58,968	376,773	—	117,935	—	60,225	849,771
____________

(1)Amounts may be more or less than previously disclosed base salary rates for each named executive officer solely due to timing and number of payroll periods within respective calendar years.
(2)Represents the discretionary portion of the annual bonuses payable to the named executive officers.
(3)Amounts reflect the aggregate grant-date fair value of restricted stock awards granted to each of our named executive officers upon the date of such grants, computed in accordance with ASC Topic 718. We recognize compensation expense for these shares on a straight-line basis over the vesting period based on the fair value of the award on the date of grant. For information regarding the assumptions made in connection with the calculation of these amounts with respect to the restricted stock awards the vesting of which is time-based, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K.
With respect to the restricted stock awards granted in 2021, the quantitative performance objectives applicable to those awards are both performance-based and market-based. We use a Monte Carlo simulation model to value these performance-based restricted stock awards based upon the then-probable outcome of the qualitative and quantitative performance objectives at the time of grant. Our model estimated the fair value of the restricted stock awards granted in December 2021 based on our financial data and that of the S&P 600 Real Estate Index. Based on the performance objectives and these capital markets assumptions, the performance-based restricted stock awards granted in December 2021 were valued using the Monte Carlo model at an average of (i) $36.41 per share applied to the "target" share amounts for the December 2021 grants eligible to vest in November 2022, (ii) $37.13 per share applied to the "target" share amounts for the

December 2021 grants eligible to vest in November 2023 and (iii) $37.75 per share applied to the "target" share amounts for the December 2021 grants eligible to vest in November 2024.
With respect to the restricted stock awards granted in 2019 and 2020, the vesting of which is performance-based, the quantitative performance objectives applicable to those awards are entirely market-based. We use a Monte Carlo simulation model to value these performance-based restricted stock awards based upon the then-probable outcome of the qualitative and quantitative performance objectives at the time of grant. Our model estimates the fair value of the awards based on our data and that of the BBRESHOP Index.
Based on the performance objectives and these capital markets assumptions, the performance-based restricted stock awards granted in 2020 were valued using the Monte Carlo model at an average of (i) $28.53 per share applied to the "target" share amounts for the December 2020 grants eligible to vest in November 2021, (ii) $29.99 per share applied to the "target" share amounts for the December 2020 grants eligible to vest in November 2022 and (iii) $31.25 per share applied to the "target" share amounts for the December 2020 grants eligible to vest in November 2023.
Based on the performance objectives and these capital markets assumptions, the performance-based restricted stock awards granted in 2019 were valued using the Monte Carlo model at an average of (i) $42.08 per share applied to the "target" share amounts for the December 2019 grants eligible to vest in November 2020, (ii) $44.57 per share applied to the "target" share amounts for the December 2019 grants eligible to vest in November 2021 and (iii) $46.46 per share applied to the "target" share amounts for the December 2019 grants eligible to vest in November 2022.
For 2021, amounts also include the incremental grant date fair value resulting from the vesting in December 2021 of a portion of the restricted stock awards granted to the named executive officers in 2018, 2019 and 2020, computed in accordance with ASC Topic 718, as follows: Mr. Rady, $1,037,683; Mr. Barton, $518,860; Mr. Wyll, $383,701; and Mr.Gammieri, $207,544.
For 2020, amounts also include the incremental grant date fair value resulting from the vesting in November 2020 of a portion of the restricted stock awards granted to the named executive officers in 2018 and 2019, computed in accordance with ASC Topic 718, as follows: Mr. Rady, $491,561; Mr. Barton, $245,781; Mr. Wyll, $169,448; and Mr.Gammieri, $98,306.

	December 2019 Awards - Portion Eligible to Vest in November of:			December 2020 Awards - Portion Eligible to Vest in November of:			December 2021 Awards - Portion Eligible to Vest in November of:
	2020	2021	2022	2021	2022	2023	2022	2023	2024
Expected Term	1 year	2 years	3 years	1 year	2 years	3 years	1 year	2 years	3 years
Risk-Free Rate	1.66%	1.64%	1.66%	0.08%	0.15%	0.25%	0.27%	0.68%	0.98%
Dividend Yield	2.52%	2.52%	2.52%	3.22%	3.22%	3.22%	3.35%	3.35%	3.35%
Volatility	16.63%	17.32%	16.93%	51.32%	42.52%	38.89%	29.04%	40.34%	36.27%
(4)Represents the portion of the annual cash bonuses payable to the named executive officers during 2019, 2020 and 2021 based on our financial and operating performance.
(5)All other compensation represents 401(k) matching contributions, dividends on restricted stock (to the extent paid to comply with federal and state tax laws governing REITs) and accrued paid time off, or PTO pay-out. PTO pay-out represents accrued PTO, in which the executive received cash from us in return for a reduction of accrued PTO. Other compensation for 2021 is as follows:

Name	401(K) Matching Contributions ($)	Dividends Paid on Restricted Stock ($)	PTO Pay-out ($)	Total All Other Compensation ($)
Ernest S. Rady	—	217,155	—	217,155
Robert F. Barton	19,500	107,099	25,828	152,427
Adam Wyll	19,500	84,607	27,583	131,690
Jerry Gammieri	13,239	42,840	22,641	78,720

Grants of Plan-Based Awards

		2021 Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)(2)			2021 Estimated Future Payouts Under Equity Incentive Plan Awards (3)			Grant Date Fair Value of Stock Awards (4) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold	Target	Maximum
Ernest S. Rady(2)	12/9/2021	—	—	—	—	59,168	88,752	2,194,936
Robert F. Barton	—	—	223,841	447,681	—	—	—	—
	12/9/2021				—	26,297	39,445	975,519
Adam Wyll	—	—	162,563	325,125	—	—	—	—
	12/9/2021				—	23,667	35,501	877,979
Jerry Gammieri	—	—	61,965	123,930	—	—	—	—
	12/9/2021				—	10,519	15,778	390,207
____________

(1)Represents the portion of the annual bonuses payable to the named executive officers during 2021 based on our financial and operating performance. See the "Summary Compensation Table" under the "Cash Bonus" and "Cash Non-Equity Incentive Plan" columns for the actual 2021 cash bonuses paid to the named executive officers.
(2)In 2021, Mr. Rady did not participate in the incentive bonus plan or have a target bonus percentage, and as such, his annual bonus was entirely at the discretion of the Compensation Committee.
(3)Consists of performance-based restricted stock awards granted on December 9, 2021, which are eligible to vest in substantially equal one-third tranches on November 30, 2022, November 30, 2023 and November 30, 2024, based on performance measurements relative to applicable performance objectives during the applicable performance periods, generally subject to continued service with the Company. These shares represent the “target” and the “maximum” number of shares subject to the restricted stock awards that may become eligible for vesting based on performance relative to the applicable performance objectives during the applicable performance periods.
(4)Amounts reflect the aggregate grant-date fair value of restricted stock awards granted to each of our named executive officers upon the date of such grants, computed in accordance with ASC Topic 718. We recognize compensation expense for these shares on a straight-line basis over the vesting period based on the fair value of the award on the date of grant. For information regarding the assumptions made in connection with the calculation of these amounts with respect to the restricted stock awards the vesting of which is time-based, please see Note 10 to our consolidated financial statements included in our Annual Report on Form 10-K.
With respect to the restricted stock awards the vesting of which is performance-based, the quantitative performance objectives applicable to those awards are both performance-based and market-based. We use a Monte Carlo simulation model to value these performance-based restricted stock awards based upon the then-probable outcome of the qualitative and quantitative performance objectives at the time of grant. Our model estimates the fair value of the restricted stock awards granted in December 2021 based on our financial data and that of the S&P 600 Real Estate Index. Based on the performance objectives and these capital markets assumptions, the performance-based restricted stock awards granted in December 2021 were valued using the Monte Carlo model at an average of (i) $36.41 per share applied to the "target" share amounts for the December 2021 grants eligible to vest in November 2022, (ii) $37.13 per share applied to the "target" share amounts for the December 2021 grants eligible to vest in November 2023 and (iii) $37.75 per share applied to the "target" share amounts for the December 2021 grants eligible to vest in November 2024.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information about outstanding equity awards for each of our named executive officers as of December 31, 2021.

		Stock Awards
Name		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Ernest S. Rady		21,227	(2)	$796,649
		78,680	(3)	2,952,860
		88,752	(4)	3,330,863
	Total	188,659		7,080,372

Robert F. Barton		10,614	(2)	$398,343
		39,340	(3)	1,476,430
		39,445	(4)	1,480,371
	Total	89,399		3,355,144

Adam Wyll		8,491	(2)	$318,667
		31,472	(3)	1,181,144
		35,501	(4)	1,332,353
	Total	75,464		2,832,164

Jerry Gammieri		4,246	(2)	$159,352
		15,736	(3)	590,572
		15,778	(4)	592,148
	Total	35,760		1,342,072
____________

(1)    Market value has been calculated as the closing market price of our common stock at December 31, 2021 the last trading day of 2021, of $37.53, multiplied by the outstanding shares of unvested restricted stock for each named executive officer.
(2)    Consists of performance-based restricted stock granted on December 9, 2019, which vests in three substantially equal installments based on performance measurements on and as of November 30, 2020, 2021 and 2022, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting on November 30, 2022 based on performance relative to the applicable performance objectives during the applicable performance period.
(3)    Consists of performance-based restricted stock granted on December 4, 2020, which vests in three substantially equal installments based on performance measurements on and as of November 30, 2021, 2022 and 2023, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting on November 30, 2022 and 2023 based on performance relative to the applicable performance objectives during the applicable performance period.
(4)    Consists of performance-based restricted stock granted on December 9, 2021, which are eligible to vest in substantially equal one-third tranches on November 30, 2022, November 30, 2023 and November 30, 2024, based on performance measurements relative to applicable performance objectives during the applicable performance periods, generally subject to continued service with the Company. These shares represent the maximum number of shares subject to the restricted stock awards that may become eligible for vesting on November 30, 2022, 2023 and 2024 based on performance relative to the applicable performance objectives during the applicable performance period.

Stock Vested
The table below provides information about stock awards which vested for each of our named executive officers for the fiscal year ended December 31, 2021.

	Stock Awards Vested in 2021
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ernest S. Rady	28,929	995,158
Robert F. Barton	14,465	497,596
Adam Wyll	10,697	367,977
Jerry Gammieri	5,786	199,038
Employment Agreements
We have entered into employment agreements with Messrs. Rady, Barton and Wyll, effective as of March 25, 2014. We believe that the protections contained in these employment agreements help to ensure the day-to-day stability necessary to such executive officers to enable them to properly focus their attention on their duties and responsibilities with the Company and will provide security with regard to some of the most uncertain events relating to continued employment, thereby limiting concern and uncertainty and promoting productivity. The following is a summary of the material terms of the agreements.
Under the employment agreements, Mr. Rady reports directly to the Board, while the other executives report to Mr. Rady. On each March 25, the term of the restated employment agreements will automatically be extended for successive one-year periods, unless earlier terminated. Pursuant to Mr. Rady's employment agreement, during the term of his employment, we will nominate him for election as a director.

Under the employment agreements, Messrs. Rady, Barton and Wyll receive annual base salaries in the amounts reflected above, which are subject to increase at the discretion of our Compensation Committee. In addition, Messrs. Rady, Barton and Wyll are each eligible to receive an annual cash performance bonus, the amount of which will be determined for Messrs. Rady, Barton and Wyll based on the attainment of objective and subjective performance criteria established by our Compensation Committee pursuant to our incentive cash bonus plan described above. The target bonuses for Messrs. Barton and Wyll are set forth above. Mr. Rady does not currently participate in our incentive cash bonus plan; however, he is eligible to receive a cash bonus entirely at the discretion of our Compensation Committee each year. In addition, the named executive officers are eligible to participate in customary health, welfare and fringe benefit plans, and will accrue up to five weeks of paid vacation per year.

Under the employment agreements, if Messrs. Rady, Barton or Wyll's employment is terminated by the Company without “cause” or by the executive for “good reason” (each, as defined in the restated employment agreements) then, in addition to accrued amounts and any earned but unpaid bonuses, such executive officers will be entitled to receive the following:
•a lump-sum payment in an amount equal to one times (one and one-half times in the case of Mr. Barton) the sum of (i) such executive officer's annual base salary then in effect, plus (ii) an amount equal to the average of the annual bonuses awarded to such executive officer for each of the three fiscal years prior to the date of termination; provided, however, that such payment multiple shall be two times the sum of the foregoing for each of such executive officers in the event of their respective termination within twelve months of a change of control;
•continued health coverage for a period of twelve months at our expense; and
•unless otherwise provided in an equity award agreement, accelerated vesting of 50% of such executive officer's outstanding equity awards held by such executive officer as of the termination date (which percentage shall be increased to 100% in the event such a termination occurs within twelve months following a change in control).

In the event that Messrs. Rady, Barton or Wyll's employment is terminated because the Company elects not to renew the term of the employment agreement, then such executive officer will be entitled to receive the same payments and benefits described above for a termination without cause or for good reason. Such executive officer's right to receive the severance payments and benefits described above is subject to his delivery of an effective general release of claims in favor of the Company.

Upon a termination of employment by reason of death or disability, unless otherwise provided in an equity award agreement, such executive officer or his estate will be entitled to accelerated vesting of all outstanding equity awards held by such executive officer as of the termination date, in addition to accrued amounts and earned but unpaid bonuses.

The employment agreements also contain customary confidentiality and non-solicitation provisions.

Potential Payments Upon Termination or Change in Control

The table below reflects the amount of compensation that each of our named executive officers would be entitled to receive upon termination of such named executive officer's employment in certain circumstances or upon a change in control without a corresponding termination of such named executive officer's employment, in each case, pursuant to such named executive officer's employment agreements, as applicable.

The amounts shown assume that such termination or change in control was effective as of December 31, 2021, and are only estimates of the amounts that would be paid out to such named executive officers upon termination of their employment or a change in control. The actual amounts to be paid out can only be determined at the time of such named executive officer's separation from the Company or a change in control.

As described herein, in the event of a change in control, the employment agreements with Messrs. Rady, Barton and Wyll provide for severance benefits on a "double-trigger" basis with certain severance benefits payable only upon termination of employment (which is, generally, termination without cause, resignation for good reason or non-renewal by the Company), within twelve (12) months following the change in control.

In the event of a termination by the Company for cause or by the named executive officers without good reason, including a change in control, such named executive officer would not be entitled to any of the amounts reflected in the table.

Name	Benefit	Termination Without Cause, Resignation for Good Reason or Non-Renewal by Company (no Change in Control)	Termination Without Cause, Resignation for Good Reason or Non-Renewal by Company Within 12 Months of Change in Control	Death or Disability
Ernest S. Rady	Severance Payment (1)	$1,625,833	$3,251,667	$—
	Accelerated Equity Award Vesting (2)	7,080,372	7,080,372	7,080,372
	Medical Benefits (3)	24,168	24,168	—
	Total Value:	$8,730,373	$10,356,207	$7,080,372

Robert F. Barton	Severance Payment (1)	$1,537,279	$2,049,705	$—
	Accelerated Equity Award Vesting (2)	3,355,144	3,355,144	3,355,144
	Medical Benefits (3)	15,410	15,410	—
	Total Value:	$4,907,833	$5,420,259	$3,355,144

Adam Wyll	Severance Payment (1)	$782,637	$1,565,274	$—
	Accelerated Equity Award Vesting (2)	2,832,164	2,832,164	2,832,164
	Medical Benefits (3)	34,572	34,572	—
	Total Value:	$3,649,373	$4,432,010	$2,832,164

Jerry Gammieri	Severance Payment (1)	$—	$—	$—
	Accelerated Equity Award Vesting (2)	—	—	1,342,073
	Medical Benefits (3)	—	—	—
	Total Value:	$—	$—	$1,342,073

Total Potential Payments Upon Termination or Change in Control		$17,287,579	$20,208,476	$14,609,753
____________

(1)Pursuant to the terms of the restated employment agreements with Messrs. Rady, Barton and Wyll above, the severance payment is an amount equal to one times (one and one-half times in the case of Mr. Barton) the sum of (i) such executive officer's annual base salary then in effect, plus (ii) an amount equal to the average of the annual bonuses awarded to such executive officer for each of the three fiscal years prior to the date of termination; provided, however, that such payment multiple shall be two times the sum of the foregoing for each of such executive officers in the event of their respective termination within twelve months of a change of control. The calculations in the table are based on each such executive officer's annual base salary on December 31, 2021 and such executive's annual bonus for the preceding three years. The severance payment will be paid in a lump sum. Mr. Gammieri is not currently entitled to a severance payment upon termination of employment.

(2)For purposes of this calculation, each named executive officer's total unvested shares of restricted stock that will vest upon such event on December 31, 2021, are multiplied by the closing market price of our common stock at December 31, 2021, of $37.53. Messrs. Rady, Barton and Wyll are entitled to receive accelerated vesting of their outstanding equity awards as described in the equity award agreements and described in further detail above on page 49. Mr. Gammieri is entitled to accelerated vesting of 100% of his outstanding performance-based awards held upon death or disability (with such vesting applied to the "maximum" number of shares subject to each award), subject to the terms of his restricted stock awards.
(3)This figure represents the amount needed to pay for health benefits for Messrs. Rady, Barton and Wyll and their respective eligible family members for 12 months following such executive officer's termination of employment at the same level as in effect immediately preceding his termination of employment. This amount is payable in cash in a lump sum. Mr. Gammieri is not currently entitled to Company-paid health benefits upon termination of employment, other than as required by law.

Risk Assessment of Compensation Program

In February 2022, management assessed our compensation program for the purpose of reviewing and considering any risks presented by our compensation policies and practices that are likely to have a material adverse effect on us.

As part of that assessment, management reviewed the primary elements of our compensation program, including base salary, annual short-term incentive compensation, long-term incentive compensation and severance arrangements. Management's risk assessment included a review of the overall design of each primary element of our compensation program, and an analysis of the various design features, controls and approval rights in place with respect to compensation paid to management and other employees that mitigate potential risks to us that could arise from our compensation program.

Following the assessment, management determined that our compensation policies and practices did not create risks that were reasonably likely to have a material adverse effect on us and reported the results of the assessment to the Compensation Committee.

Equity Compensation Plan Information
The following table sets forth certain equity compensation plan information for the Company as of December 31, 2021.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	—	—	2,414,040	(1)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	—	—	2,414,040
____________
(1) Calculated by counting outstanding unvested performance-based restricted stock awards based on "maximum" performance levels.
Executive Deferred Compensation Plans
Our operating partnership has adopted the American Assets Trust Executive Deferral Plan V, or EDP V, and the American Assets Trust Executive Deferral Plan VI, or EDP VI. These plans were adopted by our operating partnership as successor plans to those deferred compensation plans maintained by American Assets, Inc., in which certain employees of American Assets, Inc., who were transferred to us in connection with our initial public offering, participated prior to our initial public offering. EDP V and EDP VI contain substantially the same terms and conditions as these predecessor plans. American Assets, Inc. transferred the account balances under the predecessor plans to our operating partnership. These transferred account balances represent amounts deferred by certain employees prior to our initial public offering while they were employed by American Assets, Inc.
EDP V is a frozen plan, meaning that no additional deferrals or contributions will be made into the plan and all participants are 100% vested in their account balances under that plan. Participant accounts in EDP V are credited with earnings at a specified rate determined based on the participant's years of service. Participants in EDP V are entitled to receive a distribution from their account upon a separation from service, death, disability or retirement (as defined in EDP V). Distributions are generally paid in installments over a period of 15 years. In the event of a participant's disability, he or she will receive an annual disability benefit equal to one and one-half times the amount of the greatest annual deferral amount by such participant. These disability benefits will continue until the participant's death, the date he or she ceases to be disabled or the date he or she attains age sixty-five. If a participant dies before he or she retires, his or her successor will receive a death benefit equal to the greater of (i) the participant's then-existing account balance or (ii) ten times the amount of the greatest annual deferral amount by such participant, paid in a lump sum. Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments or variable interest-rate products chosen by them. Mr. Barton is the only named executive officer who is a participant in EDP V.
EDP VI allows for deferrals by participants of up to 90% of base salary and up to 100% of bonuses and other cash or equity-based compensation approved by our Compensation Committee. For the 2021 calendar year, participants in EDP VI were eligible to elect to defer base salary, bonuses and other cash compensation. There is no maximum dollar limit on the amount that may be deferred by a participant each year.  Participants in EDP VI will elect to have the participant's account credited with earnings and investment gains and losses by assuming that deferred amounts were invested in one or more hypothetical investment options selected by the participant.  Participants are permitted to change their investment elections at any time.  Our operating partnership may also make discretionary contributions to a participant's account under EDP VI, and which contributions will be subject to a seven-year vesting schedule. The participants are always 100% vested in the amount they defer and the earnings, gains and losses credited to their accounts.  Participating employees may receive market returns on their deferred compensation amounts based on the performance of a variety of mutual fund-type investments chosen by them.

Participants in EDP VI are entitled to receive a distribution from their account upon a separation from service, a specified date, death, disability, retirement (as defined in EDP VI), or unforeseeable emergency that results in “severe financial hardship” that is consistent with the meaning of such term under section 409A of the Code. Distributions are in a lump sum or annual installments over a period of 5, 10 or 15 years based upon the participant's election as allowed under EDP VI. Mssrs. Barton and Wyll are the only named executive officers who participated in EDP VI during 2021.

EDP V and EDP VI are unfunded obligations of our operating partnership, and participants are unsecured creditors of our operating partnership.
We summarize below information regarding the participation in our nonqualified deferred compensation plans by our named executive officers. None of our named executive officers received any payments of nonqualified deferred compensation during the year ended December 31, 2021.

	2021 Nonqualified Deferred Compensation Under EDP V and EDP VI
Name	Executive Contributions in 2021 ($) (1)	Company Contributions in 2021 ($)	Aggregate Earnings/(Losses) in 2021($) (2)	Aggregate withdrawals/distributions in 2021 ($)	Aggregate Balance at 12/31/21 ($) (3)
Ernest S. Rady	—	—	—	—	—
Robert F. Barton	89,536	—	47,616	—	1,087,614
Adam Wyll	3,222	—	1,422	—	18,471
Jerry Gammieri	—	—	—	—	—
______________

(1)Executive contributions consist of deferrals of salary and bonus that also are reported as compensation in the Summary Compensation Table. However, timing differences between reporting bonus compensation in the Summary Compensation Table (which reports bonus amounts in the year for which they were earned) and related deferral dates (the date on which the bonuses would have been paid to the named executive officer) may in any year result in lesser or greater amounts reported as executive contributions in the accompanying table than the amounts that have been included in compensation reported in the Summary Compensation Table. Executive contributions in 2021 that are also included as 2021 salary and bonus compensation reported in the Summary Compensation Table total $89,536 for Mr. Barton and $3,222 for Mr. Wyll. All of the reported contributions were made under EDP VI, as EDP V is a frozen plan.

(2)Earnings/(losses) are measured as the difference in deferred account balances between the beginning and the end of the year minus executive and Company contributions during the year. Earnings/(losses) for 2021 were $47,616 for Mr. Barton (of which $6,856 were under EDP V and $40,760 were under EDP VI) and $1,422 for Mr. Wyll (all in EDP VI). These earnings are not reported in the Summary Compensation Table. None of such earnings were above-market interest.

(3)A total of $619,880 of the amounts reflected in this column were previously reported in the Summary Compensation Table for 2021 and prior years for Mr. Barton, and a total of $16,703 of the amount reflected in this column were previously reported in the Summary Compensation Table for 2021 and prior years for Mr. Wyll.

CEO Pay Ratio Disclosure

    As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of Ernest Rady, our Chairman and Chief Executive Officer. The pay ratio included in this information is a reasonable estimate calculated in a manner that is intended to be consistent with Item 402(u) of Regulation S-K.

For 2021, our last completed fiscal year:

▪the median of the annual total compensation of all employees of our Company (other than Mr. Rady) was $71,312; and

▪the annual total compensation of Mr. Rady, as reported in the Summary Compensation Table included elsewhere in this Proxy Statement, was $5,061,774.

Based on this information, for 2021, the ratio of the median of the total compensation of all employees of the Company (other than Mr. Rady) to the annual total compensation of Mr. Rady, our Chairman and Chief Executive Officer, was $5,061,774 to $71,312, or 71.0 times that of the median of the annual total compensation of all of our other employees.

     We identified the median employee using total annual cash compensation for 2021 as the most appropriate measure of compensation, which was consistently applied to all employees as of December 31, 2021 (and other than Mr. Rady). We determined that, as of December 31, 2021, our employee population consisted of approximately 208 individuals (as reported in Item 1, Business, in our Annual Report on Form 10-K filed with the SEC on February 11, 2022). Our employee workforce consists of full-time and part-time employees. In identifying the median employee, we annualized the compensation of all full-time employees who were new hires in 2021 and on leave of absence in 2021. We did not make any cost-of-living adjustments in identifying the “median employee."

    With respect to the total annual compensation of the “median employee,” we identified and calculated the elements of such employee’s compensation for 2021 using the same methodology used to calculate Mr. Rady’s total annual compensation for 2021, as set forth in the Summary Compensation Table included in this Proxy Statement.

STOCK OWNERSHIP

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock and shares of common stock into which units are exchangeable as of April 1, 2022 for (i) each person who is the beneficial owner of 5% or more of our outstanding common stock, (ii) each of our directors and named executive officers and (iii) all of our directors and named executive officers as a group. Each person named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The extent to which a person will hold shares of common stock as opposed to units is set forth in the footnotes below.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of April 1, 2022 or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.
Unless otherwise indicated, the address of each named person is c/o American Assets Trust, Inc., 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121.

Name of Beneficial Owner	Number of Shares and Units Beneficially Owned	Percentage of All Shares (1)	Percentage of All Shares and Units (2)
American Assets, Inc. (3)	7,109,006	10.83%	9.27%
Ernest Rady Trust U/D/T March 10, 1983 (4)	24,880,535	33.02%	32.44%
Ernest S. Rady (5)	25,955,674	34.45%	33.84%
Robert F. Barton (6)	183,668	*	*
Adam Wyll (7)	126,690	*	*
Jerry Gammieri (8)	65,285	*	*
Nina Tran (9)	1,296	*	*
Thomas S. Olinger (10)	17,442	*	*
Dr. Robert S. Sullivan (11)	15,654	*	*
Joy L. Schaefer (12)	4,459	*	*
The Vanguard Group (13)	8,181,951	13.52%	10.67%
BlackRock, Inc. (14)	9,638,363	15.93%	12.57%
All directors and named executive officers as a group (8 persons)	26,370,168	35.00%	34.38%
____________
*     Less than 1.00%.
(1)Based on current shares of our common stock outstanding (60,522,043 as of April 1, 2022). In addition, amounts for individuals assume that all common units held by the person are exchanged for shares of our common stock, and amounts for all directors, director nominees and named executive officers as a group assume all common units held by them are exchanged for shares of our common stock in each case, regardless of when such common units are currently exchangeable. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the common units held by other persons are exchanged for shares of our common stock.
(2)Assumes a total 60,522,043 shares of our common stock and 16,181,537 common units, where units may be redeemed for cash or, at our option, exchanged for shares of our common stock.
(3)Includes 1,999,425 shares of our common stock and 5,107,577 common units held by American Assets, Inc., which is controlled by Ernest Rady Trust U/D/T March 10, 1983 or the Rady Trust, and 2,004 common units held by ICW Group Holdings, Inc. (formerly Western Insurance Holdings, Inc.), which is controlled by American Assets, Inc. American Assets, Inc. disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.
(4)Includes (a) 6,575,784 shares of our common stock and 9,720,409 common units held by the Rady Trust; (b) 1,999,425 shares of our common stock and 5,107,577 common units held by American Assets, Inc., which is controlled by the Rady Trust; (c) 2,004 common units held by ICW Group Holdings, Inc., which is controlled by American Assets, Inc.; (d) 1,275,336 shares of our common stock held by Insurance Company of the West, which is controlled by the Rady Trust; and (e) 200,000 shares of our common stock held by Explorer Insurance Company, which is controlled by the Rady Trust. The Rady Trust disclaims beneficial ownership of such shares and common units, except to the extent of its pecuniary interest therein.
(5)Includes (a) 6,575,784 shares of our common stock and 9,720,409 common units held by the Rady Trust; (b) 100,459 shares of our common stock held by the Evelyn Shirley Rady Trust U/D/T March 10, 1983, for which Mr. Rady is the trustee; (c) 1,999,425 shares of our common stock and 5,107,577 common units held by American Assets, Inc., which is directly controlled by Mr. Rady; (d) 1,275,336 shares of our common stock held by Insurance Company of the West, which is directly controlled by Mr. Rady; (e) 200,000 shares of our common stock held by Explorer Insurance Company, which is directly controlled by Mr. Rady; (f) 2,004 common units held by ICW Group Holdings, Inc., which is directly controlled by Mr. Rady; (g) 719,341 shares of our common stock held by the Rady Foundation, for which Mr. Rady is the trustee; (h) 66,680 shares of our common stock held by Ernest Rady IRA; and (i) 188,659 shares of restricted common stock granted to Mr. Rady pursuant to our Amended Equity Plan. Mr. Rady disclaims beneficial ownership of such shares and common units, except to the extent of his pecuniary interest therein. Additionally, as of April 1, 2022, Mr. Rady has pledged 6,575,784 shares of our common stock as collateral under margin accounts for personal loan purposes, which pledged securities represent approximately 25% of all shares of our common stock and common units beneficially owned by Mr. Rady and represent an immaterial portion of Mr. Rady's overall net worth. Since our initial public offering in January 2011, no other directors, officers or employees, besides Mr. Rady, have pledged any shares of our common stock or common units; and no shares of our common stock currently or previously pledged by Mr. Rady have ever been foreclosed on. In the unexpected event of foreclosure of such shares of common stock and to the extent of applicable laws, we intend for the brokerage firm to unwind the pledged position over a prolonged period of time (based on our average daily trading volume) in a manner to attempt to minimize any downward pressure on our share price and to comply with our insider trading policy.
(6)Includes (a) 94,269 shares of our common stock held by the Robert and Katherine Barton Living Trust, for which Mr. Barton is a trustee and beneficiary, and as such is the beneficial owner of the shares held by such trust and (b) 89,399 shares of restricted stock granted to Mr. Barton pursuant to our Amended Equity Plan.
(7)Includes (a) 51,226 shares of our common stock and (b) 75,464 shares of restricted stock granted to Mr. Wyll pursuant to our Amended Equity Plan;
(8)Includes (a) 29,525 shares of our common stock and (b) 35,760 shares of restricted stock granted to Mr. Gammieri pursuant to our Amended Equity Plan.
(9)Includes 1,296 shares of restricted stock granted pursuant to our Amended Equity Plan to Ms. Tran as a non-employee director.
(10)Includes (a) 1,296 shares of restricted stock granted pursuant to our Amended Equity Plan to Mr. Olinger as a non-employee director and (b) 16,146 shares of our common stock held by the Olinger 2000 Family Trust, for which Mr. Olinger is the trustee.
(11)Includes (a) 1,296 shares of restricted stock granted pursuant to our Amended Equity Plan to Dr. Sullivan as a non-employee director and (b) 14,358 shares of our common stock.
(12)Includes (a) 1,296 shares of restricted stock granted pursuant to our Amended Equity Plan to Ms. Schaefer as a non-employee director and (b) 3,163 shares of our common stock.
(13)The Vanguard Group, Inc., in its capacity as investment adviser, may be deemed to beneficially own 8,181,951 shares of our common stock, which are held of record by subsidiaries and clients of The Vanguard Group. The Vanguard Group's address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. The foregoing information is based on The Vanguard Group, Inc.'s Schedule 13G/A filed with the SEC on February 9, 2022.
(14)BlackRock, Inc. ("BlackRock"), a parent holding company, may be deemed to beneficially own 9,638,363 shares of our common stock, which are held of record by the following subsidiaries of BlackRock: (a) BlackRock (Netherlands) B.V., (b) BlackRock Advisors LLC, (c) BlackRock Asset Management Canada Limited, (d) BlackRock Asset Management Ireland Limited (e) BlackRock Investment Management (UK) Limited, (f) BlackRock Asset Management Schweiz AG, (g) BlackRock Financial Management, Inc., (h) BlackRock Fund Advisors (i) BlackRock Fund Managers Ltd, (j) BlackRock Institutional Trust Company, N.A., (k) BlackRock (Luxembourg) S.A., (l) BlackRock Investment Management (Australia) Limited, (m) BlackRock Japan Co., Ltd., (n) BlackRock Investment Management, LLC, (o) BlackRock Advisors (UK) Limited and (p) Aperio Group, LLC. The foregoing information is based on BlackRock's Schedule 13G/A filed with the SEC on January 26, 2022.

RELATED-PARTY AND
OTHER TRANSACTIONS INVOLVING OUR OFFICERS AND DIRECTORS

We describe below transactions and series of similar transactions, during our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or will exceed $120,000; and
•any of our directors, executive officers, holders of more than 5% of our outstanding common stock or any member of their immediate family had or will have a direct or indirect material interest.

Partnership Agreement

In connection with the completion of our initial public offering and certain formation transactions in which we engaged in connection with our initial public offering, or the Formation Transactions, we entered into an amended and restated partnership agreement with the various persons receiving common units in the Formation Transactions, including Mr. Rady, his affiliates and certain other of our executive officers. As a result, these persons became limited partners of our operating partnership.

Pursuant to the partnership agreement, limited partners of our operating partnership and some assignees of limited partners have the right to require our operating partnership to redeem part or all of their common units for cash equal to the then-current market value of an equal number of shares of our common stock (determined in accordance with and subject to adjustment under the partnership agreement), or, at our election, to exchange their common units for shares of our common stock on a one-for-one basis, subject to certain adjustments and the restrictions on ownership and transfer of our stock set forth in our charter.

In addition, we may not, without prior limited partner approval, directly or indirectly transfer all or any portion of our interest in the operating partnership before the later of the death of Mr. Rady and the death of his wife, in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets, a reclassification, recapitalization or change in any outstanding shares of our stock or other outstanding equity interests or an issuance of shares of our stock, in any case that requires approval by our common stockholders.

Registration Rights

We entered into a registration rights agreement with the various persons who received shares of our common stock and/or common units in the Formation Transactions, including Mr. Rady, his affiliates, immediate family members and related trusts and certain of our executive officers. Pursuant to the registration rights agreement, we filed registration statements on Form S-3 covering the resale of the shares of our common stock issued in the Formation Transactions and the resale of the shares of our common stock issued or issuable, at our option, in exchange for common units issued in the Formation Transactions.

In addition, in connection with our filing a registration statement with respect to an underwritten offering for our own account, any of Mr. Rady and his affiliates, immediate family members and related trusts will have the right, subject to certain limitations, to register such number of shares of our common stock issued to him or her pursuant to the Formation Transactions as each such person requests.

Under certain circumstances, we are also required to undertake an underwritten offering upon the written request of holders of at least 10% in the aggregate of the securities originally issued in the Formation Transactions, provided the securities to be registered in such offering shall (i) have a market value of at least $25 million or (ii) shall represent all of the remaining securities acquired in the Formation Transactions by Mr. Rady and his affiliates, immediate family members and related trusts and such securities shall have a market value of at least $10 million, and provided further that we are not obligated to effect more than three such underwritten offerings. We agreed to pay all of the expenses relating to the securities registrations described above.

AAI Aviation, Inc.

We utilize aircraft services provided by AAI Aviation, Inc., or AAIA, an entity owned by American Assets, Inc. American Assets, Inc. is directly controlled by Mr. Rady. For the year ended December 31, 2021, we incurred approximately $0.2 million of expenses related to aircraft services of AAIA or reimbursement to Mr. Rady (or his trust) for use of the aircraft owned by AAIA. These expenses are recorded as general and administrative expenses in our consolidated statements of comprehensive income.

Lease Agreement and Transition Services Agreement with American Assets, Inc.

During 2021, American Assets, Inc., or AAI, which was founded by Mr. Rady and is controlled by him, was a tenant (i) at our Torrey Reserve Campus from January 1, 2021 until February 28, 2021, and (ii) at our Torrey Point commencing March 1, 2021 for a ten-year term. Pursuant to such lease agreements with AAI, we received approximately $0.3 million in rent from AAI in 2021. Also, Edisability LLC, or Edisability, an entity in which Mr. Rady is a board member and a majority shareholder, is a tenant at our Torrey Reserve Campus. Pursuant to a lease agreement with Edisability, we received approximately $0.1 million in rent from Edisability in 2021.

Additionally, our operating partnership has entered into a transition services agreement with AAI pursuant to which it and AAI have each agreed to provide the other with such services as the other shall reasonably request. Any party receiving services under this agreement shall reimburse the party providing such services for the fully loaded cost of providing such services and for any other actual and reasonable out of pocket expenses incurred in connection with providing such services. Either party may terminate this agreement upon 30-days' written notice.

Equity Incentive Award Plan

In connection with the Formation Transactions, we adopted a cash and equity-based incentive award plan for our directors, officers, employees and consultants. The material terms of such award plan are described above under “Compensation Discussion and Analysis — Elements of Executive Officer Compensation.”

REVIEW AND APPROVAL OF TRANSACTIONS WITH RELATED PERSONS

We have operated under our Code of Business Conduct and Ethics policy since our initial public offering in January 2011. As part of our Code of Business Conduct and Ethics, our directors and employees are expected to make business decisions and take actions based upon our best interests and not based upon personal relationships or benefits.
We have adopted a written policy regarding the review, approval and ratification of any related party transaction. Under this policy, our Audit Committee will review the relevant facts and circumstances of each related party transaction, including if the transaction is on terms comparable to those that could be obtained in arm's-length dealings with an unrelated third party and the extent of the related party's interest in the transaction, and either approve or disapprove the related party transaction. Any related party transaction shall be consummated and shall continue only if the Audit Committee has approved or ratified the transaction in accordance with the guidelines set forth in the policy. For purposes of our policy, a “Related Party Transaction” is (i) a transaction, arrangement or relationship, including any indebtedness or guarantee of indebtedness, (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant, and in which any Related Party (as defined below) had, has or will have a direct or indirect interest or (ii) any amendment or modification to such a transaction, arrangement or relationship, regardless of whether such transaction, arrangement or relationship has previously been approved in accordance with our policy. For purposes of this policy, a “Related Party” is:
•any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company;
•any person who is (or was) the beneficial owner of more than 5% of any class of our voting securities when the Related Party Transaction in question is (or was) expected to occur or exist;
•any immediate family member of any of the foregoing persons and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and
•any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or serves in a similar position or in which such person has a 5% or greater beneficial ownership interest.

INCORPORATION BY REFERENCE

The Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members, portions of our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and any information included on our website, included or described in the preceding pages are not deemed filed with the SEC and shall not be deemed incorporated by reference into any prior or future filings made by us under the Exchange Act, except to the extent that we specifically incorporate such information by reference.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

Under the rules of the SEC, we are permitted to use a method of delivery often referred to as “householding.” Householding permits us to mail a single Notice of Internet Availability or Annual Report and Proxy Statement to any household in which two or more different stockholders reside and are members of the same household or in which one stockholder has multiple accounts. If we household materials for future meetings, then only one copy of our Notice of Internet Availability or Annual Report and Proxy Statement will be sent to multiple stockholders who share the same address and last name, unless we have received contrary instructions from one or more of those stockholders. In addition, we have been notified that certain intermediaries (i.e., brokers, banks or other nominees) will household our Notice of Internet Availability or Annual Report and Proxy Statement for the Annual Meeting. For voting purposes, a separate proxy card will be included for each account that receives an Annual Report and Proxy Statement at the shared address. We will deliver promptly, upon oral or written request, a separate copy of the Notice of Internet Availability or Annual Report and Proxy Statement, as requested, to any stockholder at the same address. If you wish to receive a separate copy of the Notice of Internet Availability or Annual Report and Proxy Statement, or future Notices of Internet Availability, annual reports and proxy statements, then you may contact our Investor Relations Department by: (i) mail at American Assets Trust, Inc., Attention: Investor Relations, Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, (ii) telephone at (858) 350-2600, or (iii) e-mail at info@americanassets.com. You can also contact your broker, bank or other nominee to make a similar request. Stockholders sharing an address who now receive multiple copies of our Notice of Internet Availability or Annual Report and Proxy Statement may request delivery of a single copy by contacting us as indicated above, or by contacting their broker, bank or other nominee, provided the broker, bank or other nominee has elected to household proxy materials.

STOCKHOLDER PROPOSALS
2022 Annual Meeting Proposals
Our Bylaws provide that nominations of individuals for election as directors and proposals of other business to be considered at an annual meeting of our stockholders may be made only pursuant to our notice of the meeting, by or at the direction of our Board or by a stockholder who was a stockholder of record both at the time the stockholder provides the notice required by our Bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, our Bylaws. We did not receive notice of any nominations or proposals to be made at the Annual Meeting within the time period required by our Bylaws and our Board does not know of any matters that may properly be presented at the Annual Meeting other than the proposals discussed in this Proxy Statement and any procedural matters relating to these proposals.
2023 Annual Meeting Proposals
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2023 Annual Meeting pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our General Counsel at the address set forth on the first page of this Proxy Statement no later than April 8, 2023. Any proposal should be addressed to our General Counsel and may be included in next year's proxy materials only if such proposal complies with the rules and regulations promulgated by the SEC. Nothing in this section shall be deemed to require us to include in our Proxy Statement or our proxy relating to any annual meeting any stockholder proposal that does not meet all of the requirements for inclusion established by the SEC.
In addition, our Bylaws currently require that we be given advance written notice of nominations for election to our Board and other matters that stockholders wish to present for action at an Annual Meeting of our Stockholders (other than matters included in our proxy materials in accordance with Rule 14a-8(e) under the Exchange Act). Our Secretary must receive such notice at the address set forth in the Introduction not later than December 9, 2022 and no earlier than November 9, 2022 for matters to be presented at the 2023 Annual Meeting of our Stockholders. However, in the event that the 2023 Annual Meeting of our Stockholders is held before May 8, 2023 or after July 7, 2023, for notice by the stockholder to be timely it must be received not earlier than 150 days prior to the date of the 2022 Annual Meeting of our Stockholders and not later than 5:00 p.m., Eastern time, on the later of (i) 120 days prior to the date of the 2022 Annual Meeting of our Stockholders and (ii) the tenth day following the day on which public disclosure of the date of such meeting was first made by the Company.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the SEC’s universal proxy rules (once they become effective), stockholders who wish to solicit proxies in support of director nominees other than our proposed nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 8, 2023.

ANNUAL REPORT
We sent a Notice of Internet Availability and provided access to our Annual Report over the Internet to stockholders of record on or about April 8, 2022. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

If any person who was a beneficial owner of our common stock on the record date for the Annual Meeting desires additional information, a copy of our Annual Report on Form 10-K will be furnished without charge upon receipt of a request identifying the person so requesting a report as a stockholder of American Assets Trust, Inc. at such date. Requests should be directed by (i) mail at American Assets Trust, Inc., Attention: Investor Relations, Torrey Point, 3420 Carmel Mountain Road, Suite 100, San Diego, CA 92121, (ii) telephone at (858) 350-2600, or (iii) e-mail at info@americanassets.com. In addition, on the Financial Reporting page of the Investors section of our website at www.americanassetstrust.com, you can obtain, free of charge, a copy of our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we file such material electronically with, or furnish it to, the SEC.

OTHER MATTERS

Our Board knows of no other matters that may properly be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their discretion. It is important that the proxies be returned promptly and that you be represented. Stockholders are encouraged to authorize a proxy promptly by either electronically submitting a proxy or voting instruction card over the Internet or by telephone or by delivering to us or your broker a signed and dated proxy card.
By Order of the Board,

Adam Wyll
President, Chief Operating Officer and Secretary

San Diego, California
April 8, 2022

ANNUAL MEETING OF STOCKHOLDERS OF
AMERICAN ASSETS TRUST, INC.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder

Meeting to Be Held on June 7, 2022

The Notice of Annual Meeting, Proxy Statement, 2021 Annual Report and other SEC filings are available at the Investors page on our website at www.americanassetstrust.com.

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. Election of Directors

Nominees

01) Ernest S. Rady　02) Dr. Robert S. Sullivan　03) Thomas S. Olinger　04) Joy L. Schaefer　05) Nina A. Tran

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000529844_1　R1.0.0.24

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com

AMERICAN ASSETS TRUST, INC.
Annual Meeting of Stockholders
June 7, 2022 9:00 AM PACIFIC TIME
This proxy is solicited by the Board of Directors

The stockholder hereby appoints Adam Wyll and Robert F. Barton, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of AMERICAN ASSETS TRUST, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, PDT on June 7, 2022, at Torrey Point, 3420 Carmel Mountain Rd., Suite 100, San Diego, CA 92121, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side

0000529844_2 R1.0.0.24